UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF

1934 (AMENDMENT NO.     )

Filed by the registrant [X]

Filed by a party other than the registrant [    ]

Check the appropriate box:

[    ] Preliminary proxy statement                 [    ] Confidential, for use of the Commission

only (as permitted by Rule 14a-6 (e) (2)).

[X] Definitive proxy statement

[    ] Definitive additional materials

[    ] Soliciting material pursuant to Rule 14a-12

SPARTON CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

[X] No fee required

[    ] Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and 0-11.

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[ ]	Fee paid previously with preliminary materials.

[ ]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Our Shareholders:

Notice is hereby given that the Annual Meeting of Shareholders of Sparton Corporation will be held at 425 North Martingale Road, Schaumburg, Illinois 60173-2213, at the 425 Executive Conference Center on Wednesday, October 26, 2011, at 10:00 a.m., local time, for the following purposes:

(1)	To elect six directors each for a term of one year as set forth in the Proxy Statement.

(2)	To ratify the appointment of independent registered public accountants.

(3)	To approve the Named Executive Officer compensation by an advisory vote.

(4)	To approve the frequency of the advisory vote on compensation of Named Executive Officers by an advisory vote.

(5)	To transact such other business as may properly come before the meeting or at any adjournments thereof.

Only holders of common stock of record at the close of business on September 22, 2011 are entitled to notice of and to vote at the meeting.

By Order of the Board of Directors

JOSEPH S. LERCZAK
Secretary

Schaumburg, Illinois

September 23, 2011

IMPORTANT

ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND IN PERSON, YOU ARE URGED TO SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED, OR USE OUR TELEPHONE OR INTERNET VOTING SYSTEM AS PROMPTLY AS POSSIBLE. THIS WILL ASSURE YOUR REPRESENTATION AND A QUORUM FOR THE TRANSACTION OF BUSINESS AT THE MEETING. IF YOU ATTEND THE MEETING IN PERSON, THE PROXY WILL NOT BE USED IF YOU SO REQUEST BY REVOKING IT AS DESCRIBED IN THE PROXY STATEMENT.

You may obtain directions to the Annual Meeting by sending a written request to Sparton Corporation, Attention: Corporate Secretary, 425 N. Martingale Road, Suite 2050, Schaumburg, Illinois 60173-2213.

Important Notice Regarding the Availability of Proxy Materials for Annual Meeting of Shareholders to Be Held on October 26, 2011. This Notice of Annual Meeting of Shareholders, Proxy Statement and our 2011 Annual Report are available at www.sparton.com.

ii

SPARTON CORPORATION

425 N. Martingale Road

Suite 2050

Schaumburg, Illinois 60173-2213

PROXY STATEMENT

For the Annual Meeting of Shareholders to be held on October 26, 2011

SOLICITATION

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of SPARTON CORPORATION, an Ohio corporation (the “Company”), of proxies for use at the 2011 Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held at 425 North Martingale Road, Schaumburg, Illinois 60173-2213, at the 425 Executive Conference Center on Wednesday, October 26, 2011, at 10:00 a.m., Local Time, and at any and all adjournments thereof. The cost of solicitation will be paid by the Company. The Company has not retained a proxy solicitor to assist with the solicitation of proxies but retains the right to do so. Officers and employees of the Company and its subsidiaries may solicit proxies personally, by telephone, facsimile or other means, without additional compensation. This Proxy Statement and the form of proxy card are expected to be mailed to shareholders on or about September 23, 2011.

At the meeting, the Company’s shareholders will act upon four proposals. The first proposal is the election of six directors, each to serve for a one-year term until the annual meeting held in the year 2012 and the election and qualification of their successors. The second proposal is the ratification of the appointment of independent registered public accountants. The third proposal is the approval of the compensation of the Named Executive Officers (defined below) by an advisory vote. The fourth proposal is the approval of the frequency of the advisory vote on the compensation of the Named Executive Officers by an advisory vote. The proposals are described in more detail in this Proxy Statement.

OUTSTANDING STOCK AND VOTING RIGHTS

In accordance with the Amended and Restated Code of Regulations (“Code of Regulations”) of the Company, the Board of Directors has fixed the close of business on September 22, 2011 as the record date for determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. Only shareholders of record on that date will be entitled to vote. As of the record date for the Annual Meeting, the Company had outstanding 10,376,600 shares of common stock, each entitled to vote at the Annual Meeting. Votes cast at the meeting and votes submitted by proxy are counted by the inspectors of the election, who are appointed by the Company.

Voting by Proxy

If a shareholder is a corporation or partnership, the accompanying proxy card should be signed in the full corporate or partnership name by a duly authorized person. If the proxy card is signed pursuant to a power of attorney or by an executor, administrator, trustee or guardian, the signer’s full title should be given and a certificate or other evidence of appointment should be furnished.

You can vote in one of four ways. You can vote by mail, you can authorize the voting of your shares over the Internet, you can authorize the voting of your shares by telephone or you can vote in person at the Annual Meeting. Your proxy may be solicited up to the date and time of the meeting.

Voting by Mail

If you choose to vote by mail, you may vote by completing and signing the proxy card that accompanies this Proxy Statement and promptly mailing it in the enclosed postage-prepaid envelope. You do not need to put a stamp on the enclosed envelope if you mail it in the United States. The shares you own will be voted according to the instructions on the proxy card you mail. If you return the proxy card, but do not give any instructions on a particular matter described in this Proxy Statement, the shares you own will be voted in accordance with the recommendations of the Company’s Board of Directors. If you choose to vote by mail, your duly signed proxy card must be received by 11:59 p.m., Central Daylight Time, on October 25, 2011.

Voting by Internet or Phone

If you choose to vote over the Internet or by telephone, instructions for a shareholder of record to vote by telephone or the Internet are set forth on the enclosed proxy card. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number that appears on the proxy card. These procedures allow shareholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded. If you vote over the Internet or by telephone, you do not have to mail in your proxy card, but your vote must be received by 11:59 p.m. Central Daylight Time on October 24, 2011.

Voting 401(k) Plan Shares

If you participate in the Company’s 401(k) retirement savings plan (the “401(k) Plan”) and hold shares in your plan account, you may give voting instructions as to the number of shares credited to your account as of the record date. You may provide voting instructions (or a change or revocation in voting instructions) to the plan trustee, SunTrust Banks, Inc. (“SunTrust”), through any of the voting methods described above, except that you may not vote your plan shares in person at the Annual Meeting. Only the trustee of the 401(k) Plan, SunTrust, may vote your plan shares. Your voting instructions (or change or revocation in voting instructions) must be received before 11:59 p.m. Central Daylight Time on October 25, 2011.

Shares Held in Street Name

If you are not the record holder of the shares you own because they are held in “street name” by a bank or brokerage firm, your bank or brokerage firm is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your bank or brokerage firm provides you. Many banks and brokerage firms also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank or brokerage firm on your vote instruction form. Under the rules of The New York Stock Exchange (“NYSE”), if you do not give instructions to your brokerage firm, it may still be able to vote your shares with respect to certain “discretionary” items that are deemed by the NYSE to be routine (e.g., the ratification of the appointment of independent registered public accountants), but it will not be allowed to vote your shares with respect to certain “non-discretionary” items. Effective January 1, 2010, the election of directors is no longer considered to be a routine matter, and your broker will not have discretionary authority with respect to election of directors. If you do not provide voting instructions to your broker with respect to non-discretionary items such as election of directors and the advisory votes on the compensation of Named Executive Officers and the frequency of the advisory vote on the compensation of the Named Executive Officers, your shares will not be voted for any such proposal. In such case, the shares will be treated as “broker non-votes.”

Revocation and How Shares are Voted if No Instructions are Provided

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing a written notice of revocation with the Chairman or Secretary of the Company, at or before the Annual Meeting, (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Chairman or Secretary of the Company either signed and returned by mail or transmitted using the telephone or Internet procedures at or before the Annual Meeting subject to deadlines set forth above or (iii) attending the Annual Meeting and voting in person with adequate notification (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Unless revoked, the shares represented by the enclosed proxy will be voted at the meeting in accordance with any specification made thereon, if the proxy is returned properly executed and delivered in time for voting in accordance with the deadlines set forth above. Unless otherwise specified, the proxy will be voted “FOR” the election of the six director nominees, “FOR” the ratification of the appointment of independent registered public accountants, “FOR” approval of the compensation of the Named Executive Officers and “FOR” approval of holding shareholder advisory votes on the compensation of the Named Executive Officers every year.

Vote Required

In accordance with the Company’s Second Amended Articles of Incorporation, and with respect to Proposal 1, a director nominee must receive, in an uncontested election of directors, a greater number of votes cast “FOR” his or her election than “AGAINST” his or her election    . Under our governing documents and Ohio law, an incumbent director who is not re-elected will continue in office as a “holdover” director until his or her successor is elected by a subsequent shareholder vote, or his or her earlier resignation, removal from office or death. In order to address “holdover” terms for any incumbent directors who fail to be re-elected under our majority vote standard, our Corporate Governance Guidelines provide that if a director nominee does not receive a majority affirmative vote, he or she will promptly offer his or her resignation as a director to the Board of Directors. Within ninety (90) days, the Board of Directors will decide, after taking into account the recommendation of the Nominating and Corporate Governance Committee (in each case excluding the nominee(s) in question), whether to accept the resignation. The Nominating and Corporate Governance Committee and the Board of Directors may consider any relevant factors in deciding whether to accept a director’s resignation. The Board of Directors explanation of its decision shall be promptly disclosed in a filing with the Securities and Exchange Commission’s (“SEC”).

With respect to Proposal 2, the ratification of the appointment of the independent registered public accountant requires the affirmative vote of a majority of the shares entitled to vote thereon and present in person or represented by proxy at the Annual Meeting.

With respect to Proposal 3, the approval of the compensation of the Named Executive Officers requires the affirmative vote of a majority of the shares entitled to vote thereon and present in person or represented by proxy at Annual Meeting.

With respect to Proposal 4, the proposal on the frequency of the advisory vote on the compensation of the Named Executive Officers seeks approval of a vote every one, two or three years. The option that receives the highest number of votes cast on this Proposal will be treated as the option approved by the shareholders.

Broker non-votes and abstentions are not counted for purposes of any of the proposals. Proposals 2, 3 and 4 are advisory in nature and not binding, although the Board will carefully consider the shareholder votes.

Other Matters

Management does not intend to present, and does not know of anyone who intends to present, any matters at the meeting to be acted upon by the shareholders not referred to in the Notice and this Proxy Statement. If any other matters should properly come before the meeting, it is the intention of the persons named in the proxy to vote in accordance with their judgment on such matters.

CORPORATE GOVERNANCE AND BOARD MATTERS

Independent Directors

The listing requirements under Section 303A.01 of the NYSE Listed Company Manual (the “Manual”) provide that a majority of the members of a listed company’s board of directors must be independent. The question of independence is determined with respect to every director pursuant to standards set forth in the Manual. The Manual also requires that certain committees be composed entirely of independent directors. The committees covered by this requirement are the Audit, Compensation, and Nominating and Corporate Governance Committees. Based upon the standards set forth in the Manual, as of the date of this Proxy Statement, seven of the Board’s eight members, being more than a majority of the Board, are independent. All current members of the Audit, Compensation, and Nominating and Corporate Governance Committees are independent in that those directors do not have a material relationship with the Company directly or as a partner, shareholder or affiliate of an entity that has a relationship with the Company.

In making such determinations, the Board considered (i) whether a director had, within the last three years, any of the relationships under Section 303A.02(b) of the Manual with the Company that would disqualify a director from being considered independent, (ii) whether the director had any disclosable transaction or relationship with the Company under Item 404 of Regulation S-K of the Securities Exchange Act of 1934, as amended (“Exchange Act”), which relates to transactions and relationships between directors and their affiliates, on the one hand, and the Company and its affiliates (including management), on the other, and (iii) the factors suggested in the NYSE’s Commentary to Section 303A.02, such as commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationships, among other relationships, or other interactions with management that do not meet the absolute thresholds under Section 303A.02 or Item 404(a) but which, nonetheless, could reflect upon a director’s independence from management. In considering the materiality of any transactions or relationships that do not require disqualification under Section 303A.02(b), the Board considered the materiality of the transaction or relationship to the director, the director’s business organization and the Company and whether the relationship between (i) the director’s business organization and the Company, (ii) the director and the Company and (iii) the director and his or her business organization interfered with the relevant director’s business judgment.

Based on the foregoing, the Company has determined that the following directors are independent:

James D. Fast:	Chairman, Compensation Committee Member, Executive Committee

Joseph J. Hartnett:	Chairman, Audit Committee Member, Compensation Committee

David P. Molfenter:	Chairman of the Board Chairman, Executive Committee Member, Nominating and Corporate Governance Committee

William I. Noecker (1):	Member, Audit Committee

Douglas R. Schrank:	Chairman, Nominating and Corporate Governance Committee Member, Audit Committee

W. Peter Slusser (1):	Member, Compensation Committee

James R. Swartwout:	Member, Executive Committee Member, Nominating and Corporate Governance Committee

(1)	Messrs. Noecker and Slusser will not stand for re-election at the Annual Meeting to be held on October 26, 2011.

Meetings of Independent Directors

The independent directors schedule meetings in executive sessions without the presence of the Company’s management. The Chairman presides over the sessions during the year.

The independent directors met five times during the last fiscal year.

Shareholders wishing to communicate directly with the independent directors may send correspondence addressed as follows:

Independent Directors

c/o Corporate Secretary

Sparton Corporation

425 N. Martingale Road, Suite 2050

Schaumburg, Illinois 60173-2213

Chairman

Mr. David P. Molfenter has been elected by the directors as the Chairman. The Chairman provides leadership to enhance the Board’s effectiveness, presides over meetings of the directors, and serves as a liaison between the Board and management. The Chairman is responsible for determining when to hold, and who shall preside over, executive sessions held by the Independent Directors. If a shareholder, employee, or third party prefers not to communicate directly with the entire Board of Directors or management, communications may be sent to the Chairman, in care of the Corporate Secretary, using the above address.

Board Leadership Structure and Board and Committee Information

As of the date of this Proxy Statement, the Company’s Board of Directors consists of seven independent directors, including the Chairman of the Board, Mr. Molfenter, and one non-independent director, Mr. Cary B. Wood, the President and Chief Executive Officer of the Company. The Board has established four committees, being the Audit, Compensation, Executive and Nominating and Corporate Governance, as further detailed below. Each of the committees, other than the Executive Committee, is comprised solely of independent directors, and each committee has a different chair. The Company believes that its predominantly independent Board, mixed with the experience of its non-independent director, constitutes a leadership structure that is most appropriate for the Company and its shareholders.

The Board of Directors had seven meetings during fiscal year 2011.

Audit Committee

The Audit Committee met five times during fiscal year 2011 and is comprised of Messrs. Joseph J. Hartnett (Chairman), William I. Noecker and Douglas R. Schrank. The Audit Committee operates under a written charter and oversees auditing, financial reporting and internal control matters regarding accounting and financial controls. It also selects the firm that the Company retains as its independent registered public accountants and recommends the ratification of their selection by the shareholders. The Audit Committee consults with the independent registered public accountants and oversees their audit and other work. The Audit Committee also consults with the Chairman of the Board, President and Chief Executive Officer, and Chief Financial Officer and oversees those individuals who review the Company’s internal controls and compliance with policies. Each member of the Audit Committee is “independent,” as defined under the NYSE listing standards. Each of Mr. Hartnett (Chairman) and Mr. Noecker, in addition to being “independent,” qualifies as an “audit committee financial expert” as defined in the SEC Regulation S-K, Item 407(d)(5)(ii). Mr. Hartnett’s relevant financial experience includes that he is a licensed Certified Public Accountant in the State of Illinois since 1982, and has advised multiple boards and audit committees with respect to accounting matters. Mr. Hartnett has a B.S. in Accounting from the University of Illinois – Chicago, served with Grant Thornton LLP from 1978 to 2000, and was an audit partner with Grant Thornton LLP from 1992 to 2000. Mr. Hartnett served as the Chief Financial Officer of U.S. Robotics Corporation, an Internet communications products company. Mr. Noecker’s relevant financial experience includes that he received his Masters of Business Administration from the University of Michigan in 1973, was licensed as a Certified Public Accountant by the State of Michigan in 1976 and was an accountant at Touche Ross & Co. (now Deloitte & Touche USA LLP) from October 1973 until March 1978. For additional detail, see the table below beginning on page 12 describing the members of the Board of Directors and their respective experience, qualifications, attributes and skills. The independent registered public accountants have access to the Audit Committee without any other members of management being present. The Audit Committee met with management and the independent registered public accountants before the announcement of earnings each quarter. The Audit Committee also met with the independent registered public accountants without management present on four occasions during fiscal year 2011. The Audit Committee also reviewed the annual consolidated financial statements and annual report on Form 10-K and the Audit Committee report in this Proxy Statement before each was filed with the SEC.

Compensation Committee

The Compensation Committee, which held twenty-three meetings during fiscal year 2011 and is comprised of Messrs. James D. Fast (Chairman), W. Peter Slusser and Joseph J. Hartnett, monitors the remuneration, including restricted stock and stock options, for the Company’s management, including the Named Executive Officers. In fiscal year 2011, the Compensation Committee met more than is typical for the committee to address revisions to its charter and to meet with independent counsel to prepare, review and revise a compensation package for the Company’s Chief Executive Officer. The Compensation Committee waived fees for certain of such meetings in order to help minimize costs to the Company.

The Compensation Committee may delegate its authority to subcommittees consisting of independent directors and may be assisted on compensation matters by members of the Company’s staff. The Compensation Committee may, as needed, employ compensation consultants to determine the amount or form of executive compensation. See page 21 below under the heading “Compensation Consultants” for discussion regarding the Compensation Committee’s use of consultants. The compensation philosophy, the compensation components, and their application as described in the Compensation Discussion and Analysis, which appears below, are generally employed by the Compensation Committee in connection with the compensation for all of the executive officers of the Company.

Executive Committee

The Executive Committee, which is comprised of Messrs. David P. Molfenter (Chairman), James D. Fast, Cary B. Wood, and James R. Swartwout met one time during fiscal year 2011. With certain limitations, the Executive Committee generally is empowered to act for the full Board of Directors in intervals between Board meetings, with the exception of certain matters that by law may not be delegated. The Executive Committee meets as necessary, and all actions by the Executive Committee are reported at the next Board of Directors meeting.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee, which is comprised of Messrs. Douglas R. Schrank (Chairman), James R. Swartwout and David P. Molfenter held six meetings during fiscal year 2011. Dr. Lynda J-S Yang served as a member of this committee until her resignation from the Board on May 15, 2011. The Nominating and Corporate Governance Committee reviews the makeup of the existing Board of Directors and the tenure of its members, consistent with appropriate principles of corporate governance and applicable regulations, and reviews and recommends director remuneration to the full Board of Directors. The Nominating and Corporate Governance Committee also receives candidate resumes, and considers and recommends candidates for election to the Board consistent with the needs of the Company, regulatory requirements, and the qualifications of the candidates. The Nominating and Corporate Governance Committee has implemented a formal process for consideration of candidates, which is described under “Director Qualifications” below.

Board Role in Risk Oversight

The Company’s management team is responsible for identifying and monitoring the material risks facing the Company, and the Board is responsible for oversight of management’s efforts with respect to risk, which oversight occurs at both the Board and the committee level. The Audit Committee is charged with reviewing the adequacy and effectiveness of the accounting and financial controls, including the Company’s systems to monitor, assess and manage financial, business, legal and compliance risk. Management provides regular updates throughout the year regarding the management of the risks they oversee.

The Board believes that the roles of Chief Executive Officer and Chairman of the Board of Directors should be separated and therefore two different individuals serve as the Company’s Chief Executive Officer and Chairman. Mr. Cary B. Wood serves as the Company’s Chief Executive Officer and Mr. David P. Molfenter serves as the Chairman of the Company’s Board of Directors.

The Company’s risk structure allows the Company’s independent directors to exercise effective oversight of the actions of management, led by Mr. Cary B. Wood as Chief Executive Officer and President, in identifying risks and implementing effective risk management policies and controls.

Corporate Governance

The Board of Directors has adopted Corporate Governance Guidelines applicable to the Company. The Nominating and Corporate Governance Committee reviews the Guidelines annually to determine whether to recommend changes to the Board of Directors to reflect new laws, rules and regulations and developing governance practices. The Guidelines address several key areas of corporate governance, including the Company’s governance philosophy, director responsibilities, Board composition, Board meetings and committees, director independence, and director compensation. The Guidelines are available on the Company’s website, www.sparton.com.

In addition to the Guidelines, the Board adopted charters for the Compensation, Audit, Executive, and Nominating and Corporate Governance Committees addressing corporate governance issues. These charters address issues such as independence of the committee members, committee organization and powers, member qualifications, duties and responsibilities, and corporate governance. As of June 30, 2011, all members of the Audit, Compensation, and Nominating and Corporate Governance Committees were independent directors. Copies of the charters for each of these committees are located on the Company’s website, www.sparton.com. The Company continues to develop and refine its corporate governance policies and practices and their place within the committee structure of the Board of Directors.

Code of Business Conduct and Ethics

The Company’s Code of Business Conduct and Ethics sets forth the Company’s corporate values. The Code of Business Conduct and Ethics governs the actions and working relationships of the Company’s employees, officers and directors, and sets forth the standard of conduct of the Company’s business at the highest ethical level and in compliance with all applicable laws and regulations.

To the extent any waiver is granted with respect to the Code of Business Conduct and Ethics that requires disclosure under applicable SEC rules, such waiver will also be posted on the Company’s website, as will any amendment that may be adopted from time to time.

Additionally, the Company has established the following statement of its “Corporate Values”:

“We demand performance excellence in all that we do.

“We demand integrity of ourselves, our products, and our services.

“We foster growth and success in an environment of teamwork, collaboration, empowerment, and accountability.

“We develop long term, trusting relationships to ensure mutually profitable growth.

“We will maintain a safe and environmentally sound workplace.

“We will be good corporate citizens in the communities in which we reside.”

Whistleblower Provisions

It is the Company’s policy to encourage its employees and other persons to disclose improper activities, and to address complaints alleging acts of reprisal or intimidation resulting from disclosure of improper activities. Individuals wishing to report improper activities may call the Company’s Whistleblower service at 1-866-393-7585. Activities may be reported anonymously if desired.

Director Attendance at Meetings

All directors attended at least 75% of the aggregate total number of meetings of the Board and committees on which they serve (during the period that each director served). In addition, the directors are expected to attend the Annual Meeting. At the Company’s 2010 Annual Meeting of the shareholders, all of the directors were in attendance. Pursuant to our Corporate Governance Guidelines our directors are encouraged to attend director education programs on an annual basis.

Director Qualifications

The Nominating and Corporate Governance Committee is responsible for reviewing with the Board of Directors, from time to time, the appropriate qualities, skills and characteristics desired for members of the Board of Directors in the context of the current make-up of the Board. This assessment includes consideration of the following summary of qualifications that the Nominating and Corporate Governance Committee believes must be met by all directors, as well as the following considerations for the composition of the Board of Directors as a whole.

Essential Qualities

•	Relevant and substantial business experience, with an understanding of what is involved in leading a company

•	Sound business instincts and judgment, with the ability to make informed and strategic decisions

•	Professional and personal reputation and integrity consistent with the Company’s Code of Business Conduct and Ethics

•	Strong interpersonal skills evidencing the ability to work as part of a group and express views that are both challenging to and supportive of management

•	Commitment and availability to the Company to perform necessary and desired duties, with the ability to accept accountability for their role in decisions of the Board of Directors

•	Genuine interest in the Company, its business, and its people, with a willingness to remain committed over a period of several years

Board Composition Considerations

•	Strategic mix of directors allowing for diverse expertise and experience fitting the specific needs of the Company, now and anticipated in the future

•	Multiple directors possessing understanding and expertise in the area of accounting and finance

•	Multiple directors with specific experience and knowledge of the risks and challenges unique to the industry in which the Company operates

•	Visionaries with the ability to lead, manage change, and assist in the continued growth of the Company

•	Familiarity with and understanding of the media and various financial markets

•	The Board considers diversity of director nominees to be desirable to achieve balanced deliberation; however the Company does not have a formal written diversity policy

These and other factors are considered by the Board of Directors in selection of director nominees.

Process for Identifying and Evaluating Director Nominees

The Board of Directors is responsible for selecting its own members. The Board of Directors delegates the identification, recruitment and recommendation of director nominees to the Nominating and Corporate Governance Committee, with the expectation that other members of the Board of Directors and management will be requested to take part in the process as appropriate.

Once candidates have been identified, the Nominating and Corporate Governance Committee confirms that the candidates meet all of the qualifications for director nominees established by the Nominating and Corporate Governance Committee. Potential candidates for directors are generally suggested to the Committee by current members of the Board of Directors and the shareholders, and are evaluated at meetings of the Committee. Based on the results of the evaluation process, the Nominating and Corporate Governance Committee recommends candidates for the Board’s approval as director nominees for election to the Board of Directors. The Nominating and Corporate Governance Committee also recommends candidates for the Board’s appointments to the committees of the Board.

Procedure for Recommendation of Director Nominees by Shareholders

The Nominating and Corporate Governance Committee will consider director candidates who are recommended by shareholders of the Company. As required by Article I, Section 10 of the Company’s Code of Regulations, to recommend a nominee, a shareholder should write to the Company’s Corporate Secretary at 425 N. Martingale Road, Suite 2050, Schaumburg, Illinois 60173-2213. Under the current Code of Regulations, to be considered by the Nominating and Corporate Governance Committee for nomination and inclusion in the Company’s Proxy Statement for its 2011 Annual Meeting of Shareholders, a shareholder recommendation for a director must be received by the Company’s Secretary no later than 120 days nor more than 240 days prior to the one year anniversary of the preceding Annual Meeting.

Any recommendation must include (i) all information relating to such nominee that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors under Rule 14a-11 of the Exchange Act or in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (ii) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such shareholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K; (iii) a representation of the shareholder that he or she intends to appear at the annual meeting to bring such nomination or other business before the annual meeting; and (iv) such other information as may reasonably be required by the Board of Directors as described in the Company’s proxy statement for the preceding year’s annual meeting. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as an independent director of the Company or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such nominee. Further information regarding shareholder recommendation of director candidates is contained in the Nominating and Corporate Governance Committee Charter, which is available at the Company’s website at www.sparton.com.

Assuming the appropriate information is provided for candidates submitted by shareholders, the Nominating and Corporate Governance Committee will evaluate those candidates by following the same process, and applying the same criteria, as for candidates submitted by members of the Board of Directors. All director nominees recommended for election at the Annual Meeting are current members of the Board of Directors.

Shareholder Communications Policy

Shareholders should communicate with the Board of Directors by sending a letter to the Sparton Corporation Board of Directors, c/o the Corporate Secretary, 425 N. Martingale Road, Suite 2050, Schaumburg, Illinois 60173-2213. The Corporate Secretary will receive the correspondence and forward it to the director or directors to whom the communication is directed, unless the communication is unduly hostile, threatening, harassing, illegal, not reasonably related to the Company or its business, or similarly inappropriate. The Corporate Secretary has the authority to discard or disregard any inappropriate communications (other than a proposal submitted pursuant to Rule 14a-8 under the Exchange Act, or any communication made in connection with such a proposal) or to take other appropriate actions with respect to any such inappropriate communications. In addition, the Corporate Secretary is authorized to forward communications that are clearly more appropriately addressed by other departments, such as customer service or accounting, to the appropriate department. The foregoing instructions by the directors to the Corporate Secretary are subject to change by the directors. Additionally, all communications are available to any director who wishes to review them.

Availability of Information at Company Website

The Company’s website address is www.sparton.com. Information provided at the website includes, among other items, the Company’s Corporate Governance Guidelines, current charters for the Audit, Compensation, Nominating and Corporate Governance, and Executive Committees of the Board of Directors, Board committees and their membership, the Company’s Code of Business Conduct and Ethics, any Shareholder Letters, the Company’s Annual Report, Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and news releases. The information is also available, without charge, by contacting the Shareholders’ Relations Department at 1-847-762-5800.

PROPOSAL 1

ELECTION OF DIRECTORS

Director Nominees

Messrs. James D. Fast, Joseph J. Hartnett, David P. Molfenter, Douglas R. Schrank, James R. Swartwout and Cary B. Wood, current directors whose terms of office expire at the Annual Meeting, are nominees for election to a one year term expiring in 2012 and the election and qualification of their successors. The nominations were made by the Nominating and Corporate Governance Committee and approved by the Board of Directors.

Our Amended and Restated Code of Regulations provides that our Board of Directors will consist of not less than seven members, but our Board is authorized to fix and change the actual number of our directors from time to time.

We currently have eight members on our Board of Directors. However, given the announcement by each of W. Peter Slusser and William I. Noecker that they do not plan to stand for re-election at the Company’s upcoming Annual Meeting, there will only be six members serving on our Board. The Board has commenced a search for a suitable replacement director; however, the process is not expected to be completed prior to the Annual Meeting. Accordingly, the Board has fixed the minimum number of members of directors of the Board at six and intends to increase the minimum number to seven once a candidate is selected.

It is believed that all six nominees are, and will be at the time of the Annual Meeting, available for election; and, if elected, will serve. Each of the nominees has consented to being named a nominee in this Proxy Statement and has agreed to serve as a director, if elected at the Annual Meeting. However, in the event one or more of them is or should become unavailable, or should decline to serve, it is intended that the proxies will be voted for the balance of the nominees and for such substitute nominee or nominees as the Board of Directors may in its discretion select.

Vote Required for Approval

Each share of common stock is entitled to one vote for each of the six director positions being filled at the Annual Meeting. In order to elect a nominee as a director of the Company, he or she must receive a greater number of votes cast “FOR” his or her election than “AGAINST” his or her election. Shares not voted at the Annual Meeting, whether by abstention, broker non-vote, or otherwise, will have no effect on the election of directors. See “Outstanding Stock and Voting Rights – Vote Required” at page 3 for additional information.

Board Recommendations

The Board of Directors recommends a vote “FOR” the election of each of the six nominees, James D. Fast, Joseph J. Hartnett, David P. Molfenter, Douglas R. Schrank, James R. Swartwout and Cary B. Wood.

Unless otherwise directed by marking the accompanying proxy, the proxy holders named therein will vote FOR the election of the six nominees.

Director Biographies and Beneficial Ownership

In the following table, the column “Amount and Nature of Beneficial Ownership” relates to common shares of the Company beneficially owned by the directors and nominees as of June 30, 2011, unless otherwise described in the footnotes below, and is based upon information furnished by them.

The specific experience, qualifications, attributes and skills that led the Nominating and Corporate Governance Committee and the Board of Directors to conclude that the following individuals should serve as directors are set forth opposite each individual’s name. The Company’s Board of Directors consists primarily of individuals with broad leadership and business skills, as detailed below, who have relevant experience with companies ranging in size from smaller to much larger than the Company, including individuals who have served as chief executive officers and chief financial officers of such companies. The Nominating and Corporate Governance Committee and the Board of Directors consider the skill sets both individually and as a whole in considering who to recommend as nominees. The Board of Directors believes that all of the members of the Board have the highest professional and personal ethics and values.

Name and Principal Occupation (1)	Age	Has Served as a Director Since	Amount and Nature of Beneficial Ownership (2)	% of Class (6)
James D. Fast – Retired since August 2008, formerly Chief Executive Officer, President and Director of Firstbank – West Michigan, Ionia, Michigan. Mr. Fast has forty years of experience in commercial banking and administration. Mr. Fast has experience with respect to mergers and acquisitions, negotiation, compliance management and human resource oversight and supervision of financial statement preparation. His extensive skill set with respect to executive management and commercial finance provides the Board with beneficial insights with respect to business and finance matters.	63	2001	23,742 (3)	*

Joseph J. Hartnett – Mr. Hartnett served as President and Chief Executive Officer of Ingenient Technologies, Inc., a software development company located in Rolling Meadows, Illinois, from April 2008 through November 2010. He previously served as Chief Operating Officer of Ingenient Technologies, Inc., beginning September 2007. Mr. Hartnett left Ingenient Technologies, Inc. following the sale of the company and completion of post-sale transition activities. During the period from June 2000 to October 2006, Mr. Hartnett held the following positions with U.S. Robotics Corporation, an Internet communications products company: the Chairman of the Board, President, Chief Executive Officer and Chief Financial Officer.

Mr. Hartnett is a licensed Certified Public Accountant in the State of Illinois (licensed 1982 to present), and has advised multiple boards and audit committees with respect to accounting matters. Mr. Hartnett has a Bachelor of Science in Accounting from the University of Illinois at Chicago. Mr. Hartnett served with Grant Thornton LLP from 1978 to 2000, and as an audit partner with Grant Thornton LLP from 1992 to 2000.

Mr. Hartnett serves as a director (since March 2011) and chairman of the audit committee (since May 2011) of Crossroads Systems, Inc. and is a former director of both U.S. Robotics Corporation and Ingenient Technologies, Inc.

Mr. Hartnett brings significant industry experience in the areas of international business, operations management, executive leadership, strategic planning and finance, as well as extensive corporate governance, executive compensation and financial experience.

	56	2008	6,914	*

Name and Principal Occupation (1)	Age	Has Served as a Director Since	Amount and Nature of Beneficial Ownership (2)	% of Class (6)

David P. Molfenter – Retired since August 2000, formerly Vice President Command, Control, Communication and Information Systems Segment, Raytheon Systems Company, a high technology company specializing in defense electronics, Fort Wayne, Indiana. Mr. Molfenter has a Masters of Business Administration from Indiana University and a M.S. Electrical Engineering from Purdue University. Prior to employment with Raytheon Systems Company, Mr. Molfenter served as Chief Executive Officer of Magnavox Electronics Systems, Co. from 1993 to 1995, and as President of Hughes Defense Communications from 1995 to 1997. Since March, 2010, Mr. Molfenter has served as a member of the board of directors of Bowmar, LLC, a privately held company in Fort Wayne, Indiana.

Mr. Molfenter’s extensive executive management and board experience, including service as the principal executive officer of multiple companies and his eleven years with the Company’s Board, provides him with the necessary skills to serve as Chairman of the Company’s Board of Directors.

	66	2000	25,027 (4)	*

Douglas R. Schrank – Retired since June 2006. Prior to retirement, Mr. Schrank was the Executive Vice President and Chief Financial Officer of Perrigo Company, a multinational, publicly traded pharmaceutical company, from January 2000 until June 2006. Mr. Schrank served as the Chief Financial Officer of M.A. Hanna Company, an iron ore processing company, from September 1993 until April 1995, as the Senior Vice President of M.A. Hanna Company’s Plastics Americas division from April 1995 until January 1998, and as President of M.A. Hanna Company’s Hanna Color division from January 1998 until May 1999. Mr. Schrank received a Bachelor of Science in Zoology from the University of Michigan and a Masters of Business Administration from the University of Michigan in 1972, and was licensed as a Certified Public Accountant in the State of Minnesota in 1973.

Mr. Schrank’s skills include knowledge with respect to the operations of public companies, financial matters, corporate governance and board service, all of which provide value to the Board.

	63	2007	16,914	*

James R. Swartwout – Retired since September 2008. Prior to retirement, Mr. Swartwout was the Co-Chief Executive Officer and member of the Board of Directors of Habasit Holding America, Inc., the acquirer of Summa Industries, a publicly traded manufacturer of diversified plastic products for industrial and commercial markets, Torrance, CA. From October 1988 to October 2006, Mr. Swartwout held the following positions with Summa Industries: Chairman of the Board, Chief Executive Officer, and Chief Financial Officer. Since May 2010, Mr. Swartwout has served on the board of directors of ATS Corporation, a public company providing information technology and related services to various governmental agencies. Mr. Swartwout received a Bachelor of Science in Industrial Engineering from Lafayette College and a Master of Business Administration from the University of Southern California.

Mr. Swartwout has extensive experience that provides the Company with valuable skills in a broad array of matters, including corporate governance, mergers, acquisitions and divestitures, and matters concerning public companies.

	65	2008	17,442	*

Name and Principal Occupation (1)	Age	Has Served as a Director Since	Amount and Nature of Beneficial Ownership (2)	% of Class (6)

Cary B. Wood – President of the Company since April 2009 and Chief Executive Officer of the Company since November 2008.

During the period August 2004 to November 2008, Mr. Wood served in a variety of roles for Citation Corporation (now known as Grede Holdings, LLC). He served as interim CEO for a period of time, after which he served as the company’s Chief Operating Officer for an extended period of time. Grede Holdings, LLC is located in Southfield, Michigan and is a private company manufacturing cast, machined and assembled components for the transportation and industrial markets. Mr. Wood began his career with General Motors Corporation followed by a period with United Technologies Corporation in a variety of roles, including general management, operations and engineering capacities. He has progressed through both private and public company settings and has a developed track record in performance turn-around and growth strategies. Mr. Wood received a Bachelor of Science in Technology from Purdue University in 1989 and a Master of Science in Industrial Operations Management from Lawrence Tech University in 1995.

Mr. Wood’s experience in the areas of executive management, corporate turn-around, and growth strategies, as well as his in depth knowledge of the Company and its operating segments, are highly valuable attributes to the Company and its Board.

	44	2008	421,150 (5)	4.10%

*denotes a percentage of less than 1%

(1)	Except as noted, the principal occupations referred to have been held by the foregoing nominees and directors for at least five years.

(2)

Unless otherwise indicated by footnote, each director or nominee has sole voting power and owns the shares directly, or shares voting and investment power with his or her spouse or other family members under joint ownership.

(3)

Includes 6,729 shares, which Mr. Fast has the right to acquire pursuant to options exercisable within 60 days of June 30, 2011. Mr. Fast holds 6,039 of such shares jointly with his wife, Karen A. Fast.

(4)	Includes 6,729 shares, which Mr. Molfenter has the right to acquire pursuant to options exercisable within 60 days of June 30, 2011.

(5)	Reference is made to note 1 under the heading “Security Ownership of Management” on page 19.

(6)

Calculation is based on total shares outstanding as of June 30, 2011, being 10,236,484 shares of common stock, plus the number of shares subject to options exercisable within 60 days of June 30, 2011 held by the applicable person for which the calculation is made.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Relationship with Independent Registered Public Accountants

The Audit Committee appoints the independent registered public accounting firm to serve as the Company’s independent registered public accountant. BDO USA, LLP (“BDO USA”) is currently the independent registered public accountant for the Company. In addition to performing the audit of the Company’s consolidated financial statements, BDO USA provided various other services during fiscal year 2011. The Audit Committee has considered the provision of all non-audit services performed by BDO USA during fiscal year 2011 with respect to maintaining auditor independence. The Audit Committee reviewed and pre-approved all professional services requested of, and performed by, BDO USA. The aggregate fees billed for fiscal year 2011 and 2010 for each of the following categories of services are set forth below.

Pursuant to the Pre-Approval Policy, the Audit Committee annually reviews and pre-approves the services that may be provided by the independent registered public accountant, and such services are considered approved through the next annual review. The Audit Committee revises the list of pre-approved services from time to time based on subsequent determinations. The Audit Committee may delegate pre-approval authority to one or more of the members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Pre-Approval Policy for audit and non-audit services is available on the Company’s website at www.sparton.com.

Fees

The following table presents fees for services provided by BDO USA for the years ended June 30, 2011 and 2010:

	Year Ended June 30,
	2011	2010
	(In thousands)
Audit Fees	$454	$394
Audit-Related Fees	32	40
Tax Fees	129	210
All Other Fees	—	—

Total	$615	$644

Audit Fees

These fees relate to the audit and reviews of the consolidated financial statements, including opening balance sheet work for two acquisitions during fiscal year 2011, audit of internal controls over financial reporting, and for other attest services.

Audit-Related Fees

These fees primarily relate to audits of employee benefit plans and, in fiscal year 2010, accounting consultation for contemplated transactions.

Tax Fees

These fees relate to tax compliance, tax advice and tax planning and, in fiscal year 2010, also included fees for federal tax loss carry-back elections.

All Other Fees

There were no other fees for the years ended June 30, 2011 and 2010.

Auditor Independence

The Audit Committee is required to consider the independence of BDO USA when engaging the firm to perform audit-related and other services. In 2011, it was determined by the Audit Committee that audit-related and other services provided and the fees paid for those services were consistent with maintaining the independence of BDO USA.

Vote Required for Approval

At a meeting on August 23, 2011, the Audit Committee of the Board of Directors took action to approve the appointment of the accounting firm of BDO USA as the independent registered public accountants for the Company for the fiscal year ending June 30, 2012. The Board of Directors is asking the shareholders to ratify the appointment of BDO USA.

Each share of common stock is entitled to one vote for this Proposal. In order to be adopted, this Proposal must be ratified by the holders of a majority of the shares entitled to vote thereon present in person or represented by proxy at the Annual Meeting. Broker non-votes and abstentions are not counted for purposes of this Proposal. Because this vote is advisory, it will not be binding upon the Board of Directors. However, the Board values the opinion of its shareholders and, in the event that the shareholders do not ratify the appointment by approving this Proposal 2, the Board of Directors and the Audit Committee will consider the selection of other independent registered public accountants.

Board Recommendation

The Board of Directors recommends that shareholders vote “FOR” the ratification of the selection of BDO USA, LLP.

Representatives of BDO USA, the Company’s independent registered public accounting firm, are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

PROPOSAL 3

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

The Company is committed to excellence in governance and is aware of the significant interest in executive compensation matters by its shareholders. We have determined that providing our shareholders with an advisory vote on executive compensation (referred to as a “say on pay” vote) may give us useful information on the views of our shareholders with regard to the Company’s executive compensation philosophy, policies, and procedures. As you may be aware, The Dodd–Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010 (the “Dodd-Frank Act”), and Section 14A of the Exchange Act require that public companies implement “say on pay” proposals for the first annual meeting after January 2011. However, the Board of Directors was proactive in adopting the proposal sooner than required, beginning at the annual meeting held on October 27, 2010.

The Company has designed its executive compensation program to attract, motivate, retain and reward its senior management in order to achieve the Company’s corporate objectives and increase value for our shareholders. The Company believes that its compensation policies and procedures are centered on a pay-for-performance philosophy and are aligned with the long-term interests of our shareholders.

The Company is presenting the following proposal, which gives each shareholder the opportunity to have a voice and endorse or not endorse the Company’s executive compensation paid to our Named Executive Officers by voting for or against the following resolution:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and the narrative discussion, is hereby approved.”

As discussed in the Compensation Discussion and Analysis contained in this Proxy Statement, the Compensation Committee of the Board of Directors believes that the executive compensation for fiscal year 2011 is justified by the performance of the Company in an extremely difficult environment, is reasonable and is the result of a carefully considered approach.

In deciding how to vote on this Proposal, the Company urges you to consider the various factors regarding compensation matters as discussed in the Compensation Discussion and Analysis. Your vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the compensation policies and practices described in this Proxy Statement.

Because your vote is advisory, it will not be binding upon the Board of Directors. However, our Board values your opinion and the Board of Directors and the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Vote Required for Approval

Approval of the proposal requires the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy and entitled to be voted on the proposal at the Annual Meeting. Broker non-votes and abstentions are not counted for purposes of this Proposal.

Board Recommendation

The Board recommends a vote “FOR” approval of the compensation of the Company’s Named Executive Officers as set forth in Proposal 3.

PROPOSAL 4

ADVISORY VOTE ON FREQUENCY OF THE SHAREHOLDER ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Act and Section 14A of the Exchange Act also require that shareholders be given the right to vote, again, in a non-binding, advisory basis, for their preference as to how frequently we should seek advisory votes on the compensation of the Named Executive Officers. Under this Proposal 4, you are being asked whether you prefer advisory votes every year, every two years or every three years, or to abstain.

We believe that the say on pay votes should be conducted every year so that our shareholders have the opportunity to annually express their views on our Named Executive Officer compensation programs and practices.

The frequency of the shareholder advisory vote on Named Executive Officer compensation receiving the greatest number of votes (every year, every two years or every three years) will be considered the frequency recommended by the shareholders. Broker non-votes and abstentions are not counted for purposes of this Proposal.

Because your vote is advisory, it will not be binding upon the Board of Directors. The Board of Directors will determine the actual voting frequency for approval of executive compensation. In so doing, the Board will consider, along with other relevant facts, the results of this vote.

Vote Required for Approval

The option that receives the highest number of votes cast on this Proposal will be treated as the option approved by the shareholders.

Board Recommendation

The Board recommends that shareholders vote in favor of holding shareholder advisory votes on Named Executive Officer Compensation EVERY YEAR. Shareholders are not voting to approve or disapprove the Board’s recommendation. Shareholders may choose among the four choices described above.

PRINCIPAL SHAREHOLDERS

As of June 30, 2011, unless otherwise described in the footnotes below, the persons named in the following table were known by management to be the beneficial owners of more than 5% of the Company’s outstanding common stock. Certain of the beneficial owners listed below share voting and investment power over their respective shares of Company common stock, as detailed in the footnotes below. As a result, certain of the share amounts and percentages stated below are held by multiple beneficial owners.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (5)
Lawndale Capital Management, LLC Andrew E. Shapiro Diamond A. Partners, L.P. 591 Redwood Highway, Suite 2345 Mill Valley, California 94941	851,168 (1)	8.32%
Dimensional Fund Advisors, LP 1299 Ocean Avenue, 11th Fl. Santa Monica, California 90401	843,541 (2)	8.24%
Judith A. Sare 3 North Park Circle Palm Coast, Florida 32137	732,249 (3)	7.15%
Bradley O. Smith John J. Smith Trust 735 Prairie Creek Ionia, Michigan 48846	655,427 (4)	6.40%

(1)

According to information in the Schedule 13D, which was filed jointly on January 13, 2011 by registered investment adviser Lawndale Capital Management, LLC (“Lawndale”), Andrew E. Shapiro (the sole manager of Lawndale) and Diamond A. Partners, L.P., a fund managed by Lawndale (“DAP”), Lawndale and Mr. Shapiro each share voting and investment power over 849,894 shares of such common stock (being 8.30% of the class), Mr. Shapiro has sole voting and investment power over 1,274 shares of common stock, and DAP shares voting and investment power over 710,494 shares of such common stock (being 6.94% of the class).

(2)

Shares presented are according to information included in the Form 13G/A filed February 11, 2011, by Dimensional Fund Advisors LP (“Dimensional”), a registered investment advisor. Dimensional is deemed to have beneficial ownership of 843,541 shares of common stock. Dimensional possesses sole voting power over 832,605 shares and sole investment power over 843,541 shares. Dimensional disclaims beneficial ownership of all such shares.

(3)

According to information in the Schedule 13G/A filed March 28, 2011, by Judith A. Sare, Mrs. Sare is deemed to have beneficial ownership of 732,249 shares of common stock, with sole voting and investment power over 360,964 shares and shared voting and investment power over 371,285 shares. Judith A. Sare is the sister of Bradley O. Smith, a former member of the Company’s Board of Directors from 1998 to 2009.

(4)

The shares presented are according to information in the Form 4 filed on February 24, 2010 by the John J. Smith Trust and the Form 4 filed by Mr. Smith on January 7, 2010. The amount includes 7,486 shares owned individually by Mr. Smith, 14,149 shares owned by Mr. Smith’s wife, Sharon A. Smith, and 633,792 shares owned by the John J. Smith Trust (being 6.19% of the class), over which Mr. Smith has sole voting and investment power. Mr. Smith served as a director of the Company from 1998 to 2009. Bradley O. Smith is the sole trustee and a beneficiary of the John J. Smith Trust and has sole voting and investment power over the shares held by the trust.

(5)

Calculation is based on total shares outstanding as of June 30, 2011, being 10,236,484 shares of common stock, plus the number of shares subject to options exercisable within 60 days of June 30, 2011 held by the applicable person or group for which the calculation is made.

SECURITY OWNERSHIP OF MANAGEMENT

As of June 30, 2011, the following table shows the shares of the Company’s common stock beneficially owned (except as noted) by the Named Executive Officers and all executive officers and directors of the Company as a group. “Named Executive Officers,” consistent with Item 402(a) of Regulation S-K promulgated under the Exchange Act, include: (i) the Company’s Chief Executive Officer and individuals acting in a similar capacity during fiscal year 2011, regardless of compensation level; (ii) all individuals serving as the Company’s Chief Financial Officer or acting in a similar capacity during fiscal year 2011, regardless of compensation level; (iii) the Company’s three most highly compensated executive officers other than the Chief Executive Officer and the Chief Financial Officer who were serving as executive officers at the end of fiscal year 2011; and (iv) up to two additional individuals who would have been included under (iii) above but for the fact that the applicable individual was not serving as an executive officer of the Company at the end of fiscal year 2011.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (7)
Named Executive Officers
Cary B. Wood	421,150 (1)	4.10%
Gregory A. Slome	64,901 (2)	*
Gordon B. Madlock	31,661 (3)	*
Michael W. Osborne	45,847 (4)	*
Steven M. Korwin	40,808 (5)	*
All Executive Officers and Directors	853,848 (6)	8.23%

*denotes a percentage of less than 1%

(1)

Mr. Wood holds 396,150 shares, 87,873 of which are restricted shares as of June 30, 2011 subject to the Sparton Corporation 2010 Long-Term Stock Incentive Plan (“2010 LTIP”). Includes 183,259 shares held by the Company’s pension plan, as to which Mr. Wood holds voting and investment power in his capacity as Chief Executive Officer of the Company, and 25,000 shares that Mr. Wood has the right to acquire pursuant to options exercisable within 60 days of June 30, 2011. Mr. Wood is not a participant in and disclaims beneficial ownership of the shares held by the pension plan.

(2)

6,800 of Mr. Slome’s shares are restricted shares as set forth in Mr. Slome’s employment agreement and subject to the 2001 SIP (see page 26 under “2001 SIP and 2010 LTIP” for a discussion of the 2001 SIP), and 24,751 of Mr. Slome’s shares are restricted shares as of June 30, 2011 subject to the 2010 LTIP. Includes 18,750 shares that Mr. Slome has the right to acquire pursuant to options exercisable within 60 days of June 30, 2011.

(3)

18,161 of Mr. Madlock’s shares are restricted shares as of June 30, 2011 subject to the 2010 LTIP. Includes 12,500 shares that Mr. Madlock has the right to acquire pursuant to options exercisable within 60 days of June 30, 2011.

(4)

10,545 of Mr. Osborne’s shares are restricted shares as of June 30, 2011 subject to the 2010 LTIP. Includes 12,500 shares that Mr. Osborne has the right to acquire pursuant to options exercisable within 60 days of June 30, 2011.

(5)

13,181 of Mr. Korwin’s shares are restricted shares as of June 30, 2011 subject to the 2010 LTIP. Includes 12,500 shares that Mr. Korwin has the right to acquire pursuant to options exercisable within 60 days of June 30, 2011.

(6)	Includes 144,179 shares under options held by all executive officers and directors exercisable within 60 days of June 30, 2011.

(7)

Calculation is based on total shares outstanding as of June 30, 2011, being 10,236,484 shares of common stock, plus the number of shares subject to options exercisable within 60 days of June 30, 2011 held by the applicable person or group for which the calculation is made.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

The Compensation Committee (referred to in this Section as the “Committee”) is authorized (i) to assist management with compensation policies and programs for the Company’s executive officers and management, including the Named Executive Officers; (ii) to review and approve the performance goals established for the executive officers and management, including the Named Executive Officers; and (iii) to recommend, after considering the results of the executives’ performance and the Company’s profitability, the salaries and incentive bonuses for the executive officers and management, including the Named Executive Officers.

The Committee is comprised of three independent directors. Their responsibilities are carried out pursuant to authority delegated by the Board of Directors and in accordance with the federal securities laws and other applicable laws and regulations. The Committee is governed by a written charter which can be found on the Company’s website at www.sparton.com.

Shareholder Advisory Vote

As disclosed under Proposal 3 at page 16 above, the Company voluntarily implemented the non-binding advisory vote on executive compensation for the Named Executive Officers beginning at the annual meeting held on October 27, 2010, which was earlier than was required. The Company is pleased that its shareholders approved the compensation of the Named Executive Officers for fiscal year 2010 by a substantial majority, and the Company considered this positive result in determining its compensation policies and decisions for fiscal year 2011.

Compensation Philosophy and Objectives

The Company has formulated a compensation philosophy with the objective of fair, competitive and performance-based compensation of its executive officers and management, including the Named Executive Officers. The philosophy reflects the belief that the total compensation of the executive officers and management should be aligned with the Company’s performance. While the specific programs may be modified from year to year, the compensation philosophy has remained consistent for many years. The Committee seeks to reward performance with cost-effective compensation that aligns employee efforts with the Company’s business strategy through adherence to the following compensation policies:

•

Total compensation should strengthen the relationship between pay and performance by including and emphasizing variable, at-risk compensation that is dependent on achieving specific corporate, business function, and/or individual performance goals.

•	An element of pay for Named Executive Officers should be comprised of long-term incentives to align management interests with those of its shareholders.

•	The incentive components of pay should be weighted toward long-term factors.

•	Total compensation opportunities should enhance the Company’s ability to attract, retain and develop knowledgeable and experienced executives.

•	Base salary should be set based on review of comparable compensation paid to executives of similarly sized manufacturers.

The Company’s overall compensation philosophy is generally to pay its employees, including Named Executive Officers, competitively based on market consensus data and commensurate with Company performance, as discussed below. The market consensus data includes information such as salary reports for the industry generally and for comparably sized companies. The Committee and Board, with input from management, use the market consensus data points to determine what fair and reasonable compensation would be based on the Company’s performance. The Committee and Board have approved compensation to Company management both above and below the market consensus data points.

In devising and maintaining the Company’s executive compensation programs, the Committee reviews published data relevant to the compensation of executives in publicly owned companies which operate in the manufacturing industry. The Committee also consults with management, and outside accounting and legal advisors as appropriate. See the narrative discussion beginning at page 22 below for a detailed discussion of the Company’s long-term and short-term incentive plans.

Compensation Consultants

Pursuant to discussions between the Company and the Committee, it was determined to have the Company engage Pearl Meyer & Partners (“PM&P”) as independent compensation consultants during late fiscal year 2010 as part of its review of the Company’s compensation programs and in making recommendations to the Committee for its consideration. It was requested that PM&P provide market consensus information to the Company and the Committee regarding compensation for management based upon marketplace trends and similar companies. The review focused on base salary, short-term, and long-term incentive compensation for management, and the information provided by PM&P was reviewed by management and the Committee. The Committee then made recommendations to the full Board of Directors as to the scope and amount of awards for fiscal year 2011, which recommendations are subject to approval by the Board. Also, the Nominating and Corporate Governance Committee engaged Watson Wyatt Worldwide, Inc. as an independent compensation consultant to provide benchmarking for director compensation in fiscal year 2011. See “Director Compensation” below at page 42 for a description of director compensation for fiscal year 2011.

Elements of Compensation

The key elements of the Company’s executive compensation program are base salary, short-term (annual) incentive and long-term incentive compensation. These elements are addressed separately below.

The Committee does not use mathematical formulas exclusively to determine compensation. In setting each element of compensation, the Committee considers all elements of an executive’s total compensation package, including base salary, incentive compensation, and the value of benefits.

The following table includes various elements of the Company’s executive compensation program, the primary purpose of each element and the form of compensation for each element.

Element	Primary Purpose	Form of Compensation
Base Salary	To provide base compensation for the day to day performance of job responsibilities	Cash
Short-Term Incentives	To reward performance during the year based on the achievement of annual performance goals	Cash (STIP)
Long-Term Incentives	To encourage improvement in the long term performance of the Company, thereby aligning with the financial interests of our shareholders	Stock options and restricted stock (2001 SIP and 2010 LTIP)
Other Executive Benefits	To provide a broad-based executive compensation program for executive retention, retirement and health	Retirement programs, health and welfare programs and employee benefit plans, programs and arrangements generally available to all employees (includes participation in the Company’s 401(k) Plan, long-term and short-term disability, life, medical, dental and vision)

The following is a narrative description of each of the key elements of the Company’s executive compensation programs.

Base Salaries

A competitive base salary provides the foundation for a total compensation package required to attract, retain, and motivate executive officers and members of management, including the Named Executive Officers, in alignment with the Company’s business strategies. Generally, the Committee reviews the proposed annual base salaries for executive officers and management (including the Named Executive Officers other than the Chief Executive Officer) with the Chief Executive Officer and the Vice President, Corporate Human Resources, and approves their recommendations, with modifications considered appropriate. The Committee independently reviews and sets base salary for the Chief Executive Officer, subject to the approval of the Board of Directors.

Base salaries are initially premised upon the responsibilities of each Named Executive Officer and may be further adjusted based on market consensus surveys and related data, including performance judgments as to the past and expected future contributions of the applicable Named Executive Officer. The Committee reviews each Named Executive Officer’s base salary annually.

Short-Term Incentives

STIP Generally

On June 26, 2009, the Board of Directors approved and adopted the Sparton Short-Term Incentive Plan (the “STIP”). The STIP did not require shareholder approval. The purpose of the STIP is to increase shareholder value and ensure the success of the Company by motivating participants to achieve all defined financial and operating goals and strategic objectives of the business. The STIP is further intended to attract and retain key employees essential to the success of the business and to provide competitive compensation programs consistent with market competitive pay practices.

The Committee has been appointed by the Board of Directors to administer the STIP. The Committee, with the approval of the Board of Directors, selects executive or key employees of the Company or its affiliates, including the Company’s President and Chief Executive Officer, Chief Financial Officer and Named Executive Officers identified by the Committee to be participants in the STIP for any annual performance period. Participation in the STIP is in the sole discretion of the Committee, on an annual performance period by annual performance period basis. The first annual performance period for which awards under the STIP were made was fiscal year 2010.

The Committee, subject to approval by the Board of Directors, establishes an individual potential award percentage for each participant equal to a percentage of such participant’s salary. The Company determines and recommends, and the Committee, in its sole discretion, approves the performance goals and objectives applicable to any actual incentive award. The requirements may be on the basis of any factors the Committee determines relevant, and may be on an individual, business unit or Company-wide basis. Failure to meet the performance goals and objectives of the annual performance period will result in the participant’s failure to earn the actual incentive award, except as otherwise determined by the Committee. Actual incentive award payments will be determined, based on verified achievement levels of established performance goals and objectives for the annual performance period, by the Committee and approved by the Board of Directors.

For each annual performance period, the Committee, subject to approval by the Board of Directors, establishes an incentive award pool (the “STIP Pool”) based on achievement of EBT objectives described under “Target for Objectives under the STIP,” below. Payment of each actual incentive award is made as soon as practicable as determined by the Committee after the completion of the independent audit and filing of the annual report on Form 10-K for the annual performance period during which the actual performance award was earned. Unless otherwise determined by the Committee, to receive payment of an actual incentive award, a participant must be employed by the Company or any affiliate on the last day of the annual performance period, and, subject to certain exceptions in the event of a participant’s death or disability, on the date of payment of the actual incentive award. Actual incentive awards are paid from the incentive award pool in cash in a single lump sum. The Committee may, in its sole discretion, grant an award for an extraordinary individual contribution which substantially benefits the Company but is not reflected in the achievement of a participant’s individual goals. There were no such extraordinary awards granted in fiscal year 2011.

The Board of Directors, in its sole discretion, may amend or terminate the STIP, or any part thereof, at any time and for any reason. The amendment, suspension or termination of the STIP will not, without the consent of the participant, alter or impair any rights or obligations under any actual incentive award earned by such participant. No award may be granted during any period of suspension or after termination of the STIP. The STIP will remain in effect until terminated.

As discussed above, the Company’s overall compensation philosophy, including with respect to awards under the STIP, is generally to pay its employees competitively based on market consensus data, and commensurate with Company performance. Working together, the Compensation Committee along with the Chief Executive Officer and the Vice President, Corporate Human Resources, reviews the individual incentive plans and awards to make to an executive under the STIP (other than the Chief Executive Officer, whose awards are only reviewed by the Compensation Committee, and the Vice President, Corporate Human Resources, whose awards are only reviewed by the Chief Executive Officer and the Compensation Committee). The recommendation of the Committee is subject to approval of the Board of Directors.

How Awards Are Determined under the STIP

The Committee, along with the Chief Executive Officer and the Vice President, Corporate Human Resources, takes into account market consensus data provided by the independent compensation consultant, responsibilities and performance of the executive, consolidated financial results of the Company, business unit financial results, and personal objectives that are tied to an executive’s particular function within the Company. The Committee then makes a recommendation to the Board of Directors regarding the STIP awards. The recommendation of the Committee is subject to approval by the Board of Directors. The Compensation Committee considers a Named Executive Officer’s overall level of responsibility, Company performance and individual performance criteria, as well as market consensus data to evaluate total performance.

The Committee, with the approval of the Board of Directors, selected certain employees, including the Named Executive Officers, to be participants in the STIP for the annual performance period ending June 30, 2011 and established target awards for that period. The individual target award percentages for these participants ranged from 15% to 85% of a participant’s base salary. The performance goals and objectives were based upon various components, including consolidated financial results, business unit financial results and measured personal objectives (as described in further detail below). These components were weighted separately for each participant. Awards were payable on a graduated scale ranging from a threshold of 50% of the target award for each component up to a maximum of 200% of the target award for that component, subject to availability of funds under the STIP Pool. No award for a component was payable if performance was below the threshold. The STIP Pool for fiscal year 2011 was set at $1,298,107, assuming achievement of 100% of the target EBT objective described under “Target for Objectives under the STIP,” below. The Board of Directors approved individual incentive plans based on EBT, CGO and Net Sales (each term as defined below) and other personal objectives, as applicable, the funding for which came from the STIP Pool, for the 28 key employees, including Named Executive Officers, who were participants in the STIP as of June 30, 2011.

Target Awards as a Percentage of Base Salary under the STIP

The following table sets forth the target awards for each of the Named Executive Officers as a percentage of their base salaries for fiscal year 2011:

Named Executive Officer	Target Award as a Percentage of Base Salary
Cary B. Wood	85%
Gregory A. Slome	40%
Gordon B. Madlock	40%
Michael W. Osborne	40%
Steven M. Korwin	40%

Target for Objectives under the STIP

The following table sets forth the threshold, target, maximum and actual amounts for each of the EBT, CGO and Net Sales objectives for fiscal year 2011:

Objective	Threshold ($)	Target ($)	Maximum ($)	Actual ($)
EBT (1)	7,615,000	9,519,000	19,038,000	10,526,000
CGO (2)	4,200,000	5,200,000-7,200,000	14,400,000	9,247,500
Net Sales (3)	204,000,000	205,000,000	214,000,000	203,352,000

(1)	“EBT” means earnings before provision for income tax, as adjusted, for fiscal year 2011.

(2)	“CGO” means cash generated from operations for fiscal year 2011.

(3)	“Net Sales” means total net sales generated during fiscal year 2011.

STIP Targets and Actual Awards

The following table sets forth the objectives for each Named Executive Officer under the STIP, the percentage of each objective as related to the total potential award under the STIP, and the threshold, target, maximum and actual STIP awards for each Named Executive Officer:

Named Executive Officer	Objectives	Percentage of Total Award (%)	Threshold ($)	Target ($)	Maximum ($)	Actual ($)
Cary B. Wood	EBT	80	136,000	272,000	544,000	300,774
	Net Sales	20	34,000	68,000	136,000	0
Gregory A. Slome	EBT	90	42,300	84,600	169,200	93,550
	CGO	10	4,700	9,400	18,800	12,073
Gordon B. Madlock	EBT	60	25,800	51,600	103,200	56,899
	CGO	20	8,600	17,200	34,400	22,029
	Net Sales	20	8,600	17,200	34,400	0
Michael W. Osborne	EBT	65	29,250	58,500	117,000	64,689
	Net Sales	35	15,750	31,500	63,000	0
Steven M. Korwin	EBT	65	24,700	49,400	98,800	54,626
	Personal Objectives (1)	35	13,300	26,600	53,200	53,200

(1)

Mr. Korwin’s personal objectives are based on certain achievements specific to his position with the Company. The Company designed the target objectives to reflect aggressive improvement over prior year’s performance in the respective areas of Mr. Korwin’s responsibilities. The Company designed the maximum objectives to be a significant stretch over the targets and difficult to achieve. Mr. Korwin achieved the maximum payout under these objectives for fiscal 2011.

The actual payout for all STIP participants for fiscal year 2011 was $1,225,322.

Fiscal Year 2012 STIP Awards

On August 24, 2011, the Board of Directors approved target awards for fiscal year 2012 for the Named Executive Officers, with awards to individual Named Executive Officers based on a percentage of base salary ranging from 40-85%. Such awards are based on EBT and measured personal objectives. Additional detail regarding such awards, including actual awards in fiscal year 2012, will be included in the next annual proxy statement.

Bonuses

The Committee may recommend bonuses in addition to or in lieu of bonuses earned under the plans described above based on the Committee’s evaluation of the individual performance and level of responsibility of the Named Executive Officers. In determining discretionary annual incentive bonuses for the Named Executive Officers, the Committee evaluates the Chief Executive Officer’s recommendations based on individual performance. The Committee independently evaluates the individual performance of the Chief Executive Officer. The results of those evaluations are used by the Committee to award the short-term incentive bonuses to the Named Executive Officers. There were no discretionary bonuses awarded to the Named Executive Officers in fiscal year 2011.

Long-Term Incentives

As stated above, the Company’s overall compensation philosophy is generally to pay its employees competitively based on market consensus data, and commensurate with Company performance. Working together, the Committee authorized the Chief Executive Officer and the Vice President, Corporate Human

Resources, to engage an independent compensation consultant in fiscal year 2010 to assist in determining the appropriate number of options and/or shares of restricted stock to award to an executive. The Committee, along with the Chief Executive Officer and the Vice President, Corporate Human Resources, take into account market consensus data provided by the independent compensation consultant, responsibilities and performance of the executive, consolidated financial results of the company, and business unit financial results. The recommendation of the number of awards was based on market consensus data and commensurate with Company performance. The Committee then makes a recommendation to the Board of Directors regarding the number of options and/or shares of restricted stock grants to be made to all executive officers. The recommendation of the Committee is subject to approval by the Board of Directors.

The Company annually reviews the long-term incentive elements of its compensation package, including the beneficial and detrimental aspects of particular compensation components such as restricted stock awards and stock options, to determine the continuing efficacy of such programs.

The number of shares awarded through stock option grants can be impacted by the per share price on the date of the award. As a result, the number of shares underlying stock option awards may vary from year to year, as it is dependent in part on the price of the Company’s common stock on the date of grant. The size of the award can also be adjusted based on individual factors.

2001 SIP and 2010 LTIP

In keeping with the Company’s philosophy of providing a total compensation package that includes long-term incentives, a Named Executive Officer’s total compensation package may include stock options, restricted stock, stock units and/or cash under the Sparton Corporation Stock Incentive Plan, as amended in October 2001 (the “2001 SIP”) or the 2010 LTIP. These incentives are designed to motivate and reward Named Executive Officers for maximizing shareholder value and encourage the long-term employment of key employees.

The Company may make awards under the 2001 SIP until October 2011. During fiscal year 2011, no outstanding stock options awarded under the 2001 SIP or the 2010 LTIP were re-priced, on either an individual or collective basis, consistent with the Company’s long established policy of not re-pricing stock options. There are no shares of the Company’s common stock available for award under the 2001 SIP as of the date of this Proxy Statement.

The maximum number of shares of the Company’s common stock remaining available under the 2010 LTIP as of the date of this Proxy Statement is 708,557. To the extent that any award is forfeited, terminates, expires or lapses without exercise or settlement under the 2010 LTIP, the shares subject to such awards forfeited or not delivered as a result thereof will again be available for awards under the 2010 LTIP.

The Company granted 15,000 shares of restricted common stock under the 2001 SIP in fiscal year 2011 in connection with employment of a new executive officer. Otherwise, the Company did not grant any options or restricted stock under the 2001 SIP to members of management or executive officers for fiscal year 2011.

The Company did not grant any options or restricted stock under the 2010 LTIP to members of management or executive officers for fiscal year 2011. See the Summary Compensation Table on page 28 for a description of the restricted stock awarded to Named Executive Officers in fiscal year 2010.

The restricted stock awards that were granted in fiscal year 2010 under the 2010 LTIP vest in four equal annual amounts, commencing approximately one year after the awards were made. The awards are performance based in that vesting is dependent upon whether a value index is achieved (the “Value Index”). The Value Index was established after the adoption of the fiscal year 2011 corporate plan. Further, in order for the recipient’s shares to vest, he or she must be an employee when the Annual Report on Form 10-K is filed for the applicable year. In the event of a change of control of the Company the awards would vest immediately.

The Value Index is based on a formula which incorporates various financial components (or metrics) which the Committee believes are critical to improving the long term enterprise value of the Company and increasing shareholder value, including EBITDA, cash, outstanding debt, dividends, and the weighted average of outstanding shares of Company common stock. The target Value Index increases in each of the four annual vesting periods based on a growth rate determined by the Committee. Should the Company fail to achieve the required Value Index in any of the respective periods, the awards allow for full vesting in subsequent years should the Company achieve certain cumulative Value Index targets.

The Company designed the Value Index growth rates to reflect an aggressive, but achievable, increase in enterprise value over the previous fiscal year. The fiscal year 2011 Value Index was achieved resulting in vesting of the first annual period awards during the first quarter of fiscal year 2012. The Company believes that it is more likely than not that the Value Index will be achieved for the remaining vesting periods.

Allocation of Compensation Components

The Company uses a balanced approach in compensating its executives, combining fixed and performance-based compensation, annual and long-term compensation, and cash and equity compensation. The Committee determines the appropriate balance, as approved by the Board of Directors, based upon careful consideration, including consideration of market consensus data provided by independent compensation consultants. The Company does not have a specific policy for allocation of compensation components. The following table sets forth the target allocation of compensation components for the Named Executive Officers for fiscal years 2010 and 2011 collectively, using fixed salary, incentive components at target, and grant date fair values of stock options and restricted stock as of June 30, 2011:

Named Executive Officers	Percentage of Base Salary (%)	Percentage of Short- Term Incentives (%)	Percentage of Long- Term Incentives (%)
Cary B. Wood	24	21	55
Gregory A. Slome	40	16	44
Gordon B. Madlock	45	18	37
Michael W. Osborne	53	21	26
Steven M. Korwin	48	19	33

For fiscal years 2010 and 2011 collectively, 54% of the compensation components for the Named Executive Officers (other than the Chief Executive Officer) were variable and tied to performance or to the market price of the Company’s common stock.

Other Compensation

The Named Executive Officers receive a variety of modest miscellaneous benefits, the value of which is presented for the Named Executive Officers under the caption “All Other Compensation” in the Summary Compensation Table. These benefits include the Company’s matching contributions under the Company’s 401(k) Plan and other miscellaneous benefits.

Summary Compensation Table

The following table contains information pertaining to the annual compensation for fiscal years 2011, 2010 and 2009 of the Named Executive Officers:

Name and Principal Position of Named Executive Officers	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($) (6)	Option Awards ($) (15)	Non-Equity Incentive Plan Compensation ($) (21)	All Other Compensation ($)	Total
Cary B. Wood (1) President and Chief Executive Officer	2011	400,000	–	(7)	–	300,774	35,193 (22)	735,967
	2010	400,000	–	439,365 (8)	56,250 (16)	506,454	312,070	1,714,139
	2009	230,000	163,333	270,000 (9)	–	–	20,972	684,305
Gregory A. Slome (2) Senior Vice President and Chief Financial Officer	2011	235,000	–	(7)	–	105,623	14,867 (23)	355,490
	2010	235,000	–	123,755 (10)	42,188 (17)	122,517	12,312	535,772
	2009	58,750	30,000	31,600(11)	–	–	102,206	222,556
Gordon B. Madlock (3) Senior Vice President, Operations	2011	214,397	–	(7)	–	78,928	16,252 (24)	309,577
	2010	195,000	–	90,805 (12)	28,125 (18)	125,554	240,132	679,616
	2009	95,250	30,000	–	–	–	4,800	130,050
Michael W. Osborne (4) Senior Vice President, Business Development and Supply Chain	2011	225,000	–	(7)	–	64,689	2,337 (25)	292,026
	2010	225,000	–	52,725 (13)	28,125 (19)	114,316	865	421,032
	2009	109,904	20,000	–	–	–	–	129,904
Steven M. Korwin (5) Senior Vice President, Quality and Engineering	2011	190,000	–	(7)	–	107,826	12,669 (26)	310,495
	2010	187,237	–	65,905 (14)	28,125 (20)	106,759	11,792	399,818
	2009	98,943	30,625	–	–	–	5,600	135,168

(1)	Mr. Wood’s employment with the Company commenced November 6, 2008 pursuant to an agreement described below.

(2)	Mr. Slome’s employment with the Company commenced April 1, 2009 pursuant to his employment agreement with the Company described below.

(3)

Mr. Madlock’s employment with the Company commenced January 5, 2009 pursuant to his employment agreement with the Company described below. Effective July 1, 2011, Mr. Madlock’s base salary was increased to $224,000.

(4)	Mr. Osborne’s employment with the Company commenced January 5, 2009 pursuant to his employment agreement with the Company described below.

(5)

Mr. Korwin’s employment with the Company commenced December 8, 2008 pursuant to his employment agreement with the Company described below. Effective July 1, 2011, Mr. Korwin’s base salary was increased to $198,000.

(6)

The amounts shown for fiscal year 2011 and fiscal year 2010 set forth in this Proxy Statement are the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718, “Share-Based Payment,” (“ASC Topic 718”), pursuant to amendments to Item 402 of Regulation S-K. The assumptions made for the valuation of the stock awards are disclosed in note 11 of the Notes to Consolidated Financial Statements included in the Company’s Form 10-K for the fiscal year ended June 30, 2011. It should be noted that, in the proxy statement for fiscal 2009, prior to the effective date of the amendments to Item 402 of Regulation S-K referenced above, the amounts shown in this column were the dollar amounts recognized during the applicable fiscal year for financial reporting purposes in accordance with FASB Statement of Financial Accounting Standards No. 123 (Revised 2004) Share-Based Payment (“FAS 123(R)”) for stock awards granted during the applicable and prior fiscal years. All stock awards described in this table awarded on June 24, 2010 were 100% restricted as of June 30, 2011; however, on August 24, 2011 the Board of Directors approved the vesting of 25% of the award granted to each recipient, based upon the Company having achieved the required performance metrics in fiscal year 2011 and effective as of September 13, 2011.

(7)

The Company granted restricted stock to certain executive officers, including the Named Executive Officers, in late fiscal year 2010. The restricted shares vest in four equal installments commencing approximately one year from the date of the grant, subject to achievement of certain performance metrics that are based on the audited financial statements of the Company. As a result of the timing of the awards, they were reported for fiscal year 2010 rather than fiscal year 2011. On August 24, 2011, the Board of Directors approved the issuance of up to $1,114,000 of restricted stock to Named Executive Officers and other members of management, which awards are not reflected in the amounts stated above for fiscal year 2011 due to the timing of the actual awards.

(8)

Mr. Wood was awarded 87,873 shares under the 2010 LTIP on June 24, 2010, all of which are restricted shares as of June 30, 2011. The restricted shares vest in four equal installments commencing approximately one year from the date of the grant, subject to achievement of certain performance metrics that are based on the audited financial statements of the Company.

(9)	Mr. Wood was awarded 120,000 shares in fiscal 2009, all of which are vested as of June 30, 2011, under Mr. Wood’s employment agreement described below and subject to the 2001 SIP.

(10)

Mr. Slome was awarded 24,751 shares under the 2010 LTIP on June 24, 2010, all of which are restricted shares as of June 30, 2011. The restricted shares vest in four equal installments commencing approximately one year from the date of the grant, subject to achievement of certain performance metrics that are based on the audited financial statements of the Company.

(11)	Mr. Slome was awarded 20,000 shares in fiscal 2009, 6,800 of which are restricted shares as of June 30, 2011, and subject to the 2001 SIP.

(12)

Mr. Madlock was awarded 18,161 shares under the 2010 LTIP on June 24, 2010, all of which are restricted shares as of June 30, 2011. The restricted shares vest in four equal installments commencing approximately one year from the date of the grant, subject to achievement of certain performance metrics that are based on the audited financial statements of the Company.

(13)

Mr. Osborne was awarded 10,545 shares under the 2010 LTIP on June 24, 2010, all of which are restricted shares as of June 30, 2011. The restricted shares vest in four equal installments commencing approximately one year from the date of the grant, subject to achievement of certain performance metrics that are based on the audited financial statements of the Company.

(14)

Mr. Korwin was awarded 13,181 shares under the 2010 LTIP on June 24, 2010, all of which are restricted shares as of June 30, 2011. The restricted shares vest in four equal installments commencing approximately one year from the date of the grant, subject to achievement of certain performance metrics that are based on the audited financial statements of the Company.

(15)

The amounts shown for fiscal year 2011 and fiscal year 2010 set forth in this Proxy Statement are the aggregate grant date fair value computed in accordance with ASC Topic 718, pursuant to amendments to Item 402 of Regulation S-K. The assumptions made for the valuation of the stock awards are disclosed in note 11 of the Notes to Consolidated Financial Statements included in the Company’s Form 10-K for the fiscal year ended June 30, 2011. It should be noted that, in the proxy statement for fiscal 2009, prior to the effective date of the amendments to Item 402 of Regulation S-K referenced above, the amounts shown in this column were the dollar amounts recognized during the applicable fiscal year for financial reporting purposes in accordance with FAS 123(R) for stock awards granted during the applicable and prior fiscal years.

(16)	The amount represents an option to purchase 25,000 shares issued to Mr. Wood under the 2001 SIP on November 20, 2009.

(17)	The amount represents an option to purchase 18,750 shares issued to Mr. Slome under the 2001 SIP on November 20, 2009.

(18)	The amount represents an option to purchase 12,500 shares issued to Mr. Madlock under the 2001 SIP on November 20, 2009.

(19)	The amount represents an option to purchase 12,500 shares issued to Mr. Osborne under the 2001 SIP on November 20, 2009.

(20)	The amount represents an option to purchase 12,500 shares issued to Mr. Korwin under the 2001 SIP on November 20, 2009.

(21)	The amounts shown in this column are awards under the Company’s STIP.

(22)

The amount represents compensation for Mr. Wood’s vehicle allowance, tuition reimbursement, 401(k) matching, and club memberships during fiscal year 2011. Mr. Wood did not receive compensation for his role as a director of the Company during fiscal year 2011.

(23)	The amount represents compensation for Mr. Slome’s vehicle allowance and 401(k) matching for fiscal year 2011.

(24)	The amount represents compensation for Mr. Madlock’s vehicle allowance and 401(k) matching for fiscal year 2011.

(25)	The amount represents compensation for Mr. Osborne’s 401(k) matching fund for fiscal year 2011.

(26)	The amount represents compensation for Mr. Korwin’s vehicle allowance and 401(k) matching for fiscal year 2011.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee, being Messrs. Fast, Slusser or Hartnett, is an officer or employee, or former officer or employee of the Company or any of its subsidiaries. No interlocking relationship exists between members of the Company’s Board of Directors or the Committee and the board of directors or compensation committee of any other company, nor has such an interlocking relationship existed in the past.

Common Stock Issuable Under Company Equity Compensation Plans

The following table gives information about the Company’s common stock that may be issued upon the exercise of options, warrants and rights under all of the Company’s equity compensation plans as of June 30, 2011.

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	220,341(1)	$6.79	848,673
Equity compensation plans not approved by security holders	–	–	–

(1)

The amount represents shares of common stock to be issued upon exercise of options issued by the Company. There are no other outstanding options, warrants or other rights pursuant to which capital stock of the Company may be issued.

Plan Based Compensation

Equity Compensation Plans Approved by Shareholders

The Company’s shareholders previously approved the 2001 SIP and the 2010 LTIP. The Company uses the 2001 SIP and the 2010 LTIP for stock based incentive awards. See above for a description of the awards available under the 2001 SIP and the 2010 LTIP. As of the date of this Proxy Statement, there are no shares available for future awards under the 2001 SIP and 708,557 shares available for future awards under the 2010 LTIP.

Equity Compensation Plans Not Approved by Shareholders

The Company does not maintain any equity compensation plans not approved by shareholders.

Plan Based Awards in the Last Fiscal Year

The Company did not grant any restricted stock or stock options to any members of management or any executive officers, including Named Executive Officers, during fiscal year 2011, other than an issuance of 15,000 restricted shares under the 2001 SIP to a new executive officer of the Company.

The following table sets forth information concerning equity and non-equity incentive plan awards made to each of the Named Executive Officers of the Company during fiscal year 2011:

Grants of Plan-Based Awards Table

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Cary B. Wood	–	170,000	340,000	680,000	–	–	–
Gregory A. Slome	–	47,000	94,000	188,000	–	–	–
Gordon B. Madlock	–	43,000	86,000	172,000	–	–	–
Michael W. Osborne	–	45,000	90,000	180,000	–	–	–
Steven M. Korwin	–	38,000	76,000	152,000	–	–	–

The amounts stated under the above “Grants of Plan-Based Awards Table” represent potential payouts under the Company’s STIP. See page 22 above under “STIP Generally” for a narrative description of the STIP and the performance based objectives upon which the actual STIP awards are based. See page 27 above under “Allocation of Compensation Components” for detail regarding the amount of salary and bonus in proportion to total compensation.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth certain information about the status of stock and option awards outstanding for the Named Executive Officers as of June 30, 2011:

	Option Awards				Stock Awards
Named Executive Officers	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)	Market value of shares of units of stock that have not vested ($) (7)
Cary B. Wood	25,000	0	5.00	11/20/12	87,873 (2)	898,062
Gregory A. Slome	18,750	0	5.00	11/20/12	31,551 (3)	322,451
Gordon B. Madlock	12,500	0	5.00	11/20/12	18,161 (4)	185,605
Michael W. Osborne	12,500	0	5.00	11/20/12	10,545 (5)	107,770
Steven M. Korwin	12,500	0	5.00	11/20/12	13,181 (6)	134,710

(1)

The options listed were granted on November 20, 2009 under the 2001 SIP and were 100% vested as of the date of grant, and constitute the aggregate number of option awards for each Named Executive Officer outstanding at fiscal year end.

(2)

Mr. Wood was granted 120,000 shares of common stock of the Company in fiscal 2009, none of which are restricted shares at 2011 fiscal year end, under his employment agreement and subject to the 2001 SIP. On June 24, 2010, Mr. Wood was granted 87,873 restricted shares under the 2010 LTIP, all of which are restricted shares as of June 30, 2011, which restricted shares vest in four equal installments commencing approximately one year from the date of the grant, subject to achievement of certain performance metrics that are based on the audited financial statements of the Company. For this footnote (2) and for footnotes (3) through (6), inclusive, as stated all stock awards issued on June 24, 2010 were 100% restricted as of June 30, 2011; however, on August 24, 2011 the Board of Directors approved the vesting of 25% of the award granted to each recipient, based upon the Company having achieved the required performance metrics in fiscal year 2011 and effective as of September 13, 2011.

(3)

Mr. Slome was granted 20,000 shares of common stock of the Company in fiscal 2009, 6,800 of which are restricted shares at 2011 fiscal year end, subject to the 2001 SIP. On June 24, 2010, Mr. Slome was granted 24,751 restricted shares under the 2010 LTIP, all of which are restricted shares as of June 30, 2011, which restricted shares vest in four equal installments commencing approximately one year from the date of the grant, subject to achievement of certain performance metrics that are based on the audited financial statements of the Company.

(4)

On June 24, 2010, Mr. Madlock was granted 18,161 restricted shares under the 2010 LTIP, all of which are restricted shares as of June 30, 2011, which restricted shares vest in four equal installments commencing approximately one year from the date of the grant, subject to achievement of certain performance metrics that are based on the audited financial statements of the Company.

(5)

On June 24, 2010, Mr. Osborne was granted 10,545 restricted shares under the 2010 LTIP, all of which are restricted shares as of June 30, 2011, which restricted shares vest in four equal installments commencing approximately one year from the date of the grant, subject to achievement of certain performance metrics that are based on the audited financial statements of the Company.

(6)

On June 24, 2010, Mr. Korwin was granted 13,181 restricted shares under the 2010 LTIP, all of which are restricted shares as of June 30, 2011, which restricted shares vest in four equal installments commencing approximately one year from the date of the grant, subject to achievement of certain performance metrics that are based on the audited financial statements of the Company.

(7)	The market value is based on the closing market price of the Company as of June 30, 2011, being $10.22 per share.

Option Exercises and Stock Vested Table

The following table sets forth the options exercised by the Named Executive Officers in fiscal year 2011 and the restricted stock of the Named Executive Officers which vested during fiscal year 2011:

	Option Awards		Stock Awards
Named Executive Officers	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Cary B. Wood	–	–	26,668	272,547 (1)
Gregory A. Slome	–	–	6,600	50,820 (2)
Gordon B. Madlock	–	–	–	–
Michael W. Osborne	–	–	–	–
Steven M. Korwin	–	–	–	–

(1)	The value realized on the vesting is based on the closing market price of the Company stock as of the date of vesting, June 30, 2011, being $10.22 per share.

(2)	The value realized on the vesting is based on the closing market price of the Company stock as of the date of vesting, April 1, 2011, being $7.70 per share.

Other Benefit Plans

401(k) Retirement Plan

The Company maintains a 401(k) Plan that is available to substantially all U.S. employees of the Company. The Company matches 50% of each participant’s voluntary contribution up to 6% of the participant’s compensation and: (i) for contributions prior to January 1, 2011, a participant will vest ratably over a 5-year period in the matching contributions and (ii) for contributions as of and after January 1, 2011, the participant vests immediately in the matching contributions. At the election of the participant, both employer and employee contributions may be invested in any of the available investment options under the plan, which election options include the Company’s common stock. However, an employee’s total investment in the Company’s common stock is subject to a 20% limitation of the total value of the employee’s fund balance. Effective April 1, 2009 through February 1, 2010, the Company suspended employer contributions to the plan. Employer contributions to the plan resumed beginning in February of 2010.

Qualified Defined Benefit Plan

The pension plan is a defined benefit plan covering substantially all U.S. employees of the Company that were eligible employees prior to the date that participation in the plan was frozen (described below). In fiscal year 2011, the Company made contributions to the pension plan in the aggregate amount of $984,171 in order to satisfy funding requirements. Effective April 1, 2009, the Company notified employees that it would freeze participation and the accrual of benefits in the plan.

The defined benefit plan provides a basic benefit of $2.25 per month for each year of credited service up to a maximum of $90 per month. In addition, for those participants who contributed 5% of their monthly compensation (excluding bonuses) per month, the defined benefit plan provides for an additional monthly pension amount equal to 1 1/2 % of the participant’s final five-year average monthly compensation (excluding bonuses) times the participant’s years of contributory credited service to a maximum of 30 years. Effective April 1, 2000, the Company amended its defined benefit plan to determine benefits by a cash balance formula. Under the cash balance formula, each participant has a benefit equal to their cash balance account which is credited yearly with 2% of their salary, as well as the interest earned on their previous year-end cash balance. Service under the Company’s prior salary based formula was frozen as of March 31, 2000, and the benefit formula amended to calculate the monthly pension based upon the participant’s five year average earnings.

The Named Executive Officers are not participants in the Company’s defined benefit plan because participation and the accrual of benefits were frozen as of April 1, 2009, prior to the time that they would have become eligible to participate.

Deferred Compensation Plans or Agreements

The Company does not maintain any plan or any agreement with Named Executive Officers that provides for the deferral of compensation.

Employment Agreements and Potential Payments upon Termination or Change in Control

All of the Company’s regular full time employees enter into a standard offer letter upon commencement of employment. The standard offer letter primarily addresses intellectual property and confidential and proprietary information matters and does not contain provisions pertaining to compensation. Additionally, certain executives of the Company, including Named Executive Officers, enter into employment agreements with the Company.

The Company currently has a severance policy that provides severance pay equal to one week’s pay per year of service, up to a maximum of six weeks of severance pay. This policy is applicable to all employees, other than members of management reporting directly to the Chief Executive Officer who, as a matter of practice, typically receive twelve weeks of severance pay regardless of years of service (provided, that the applicable employment agreements may provide for additional or different severance packages). In addition, the employment agreements for the Named Executive Officers contain additional provisions upon termination and/or a change in control, as described in further detail below.

The following is a brief summary of employment agreements of Named Executive Officers and potential payments upon termination or change in control:

Cary B. Wood. In November 2008, the Company entered into an employment agreement with Cary B. Wood. The agreement currently provides for: (i) a term from November 24, 2008 through October 31, 2011, (ii) an annual base salary of $400,000, (iii) eligibility for performance bonuses based on performance goals established by the Company with 2011 and 2012 target bonuses of up to $340,000 per year, (iv) a one-time grant of 120,000 restricted shares of common stock of the Company under the 2001 SIP (which grant is currently 100% vested as of June 30, 2011), (v) a signing bonus of $50,000, (vi) reimbursement for Mr. Wood’s relocation and out-of-pocket business expenses, (vii) an annual automobile allowance of $12,000, (viii) eligibility for the 2010 LTIP, (ix) eligibility to receive certain employee benefits, including nineteen days paid time off, health, dental, vision, disability and life insurance and to participate in any 401(k) pension or profit sharing plan maintained by the Company, (x) a severance based on salary and bonuses payable described in detail below and (xi) covenants not to compete, disclose proprietary information or solicit customers or employees.

Mr. Wood’s employment agreement provides that the Company will pay eighteen months of Mr. Wood’s base salary, twelve months of COBRA premiums, and one and one-half times the maximum amount of the bonus for which Mr. Wood is eligible during the then current fiscal year in the event the Company terminates Mr. Wood’s employment without Cause or Mr. Wood terminates his employment for Good Reason (“Wood Termination Payment”). All such payments would be payable in a lump sum. The salary portion of the Wood Termination Payment upon a termination without Cause and the entire Wood Termination Payment upon a termination by Mr. Wood for Good Reason are subject to Mr. Wood’s adherence to certain terms of the employment agreement, including a covenant not to disclose confidential information, a covenant not to compete for a period of twelve months after termination, a covenant prohibiting the solicitation of customers for a period of twelve months from date of termination, a covenant prohibiting the solicitation of employees, and a covenant not to hire a person who was an employee of the Company at any time during the six month period immediately prior to the date such hiring would take place. The Wood Termination Payment is further subject to Mr. Wood’s execution of an appropriate legal release of all claims against the Company (other than to enforce the employment agreement).

Under Mr. Wood’s employment agreement with the Company, “Cause” is defined as: (i) Mr. Wood’s failure or refusal to materially perform his duties and responsibilities, or the failure to devote substantially all of his business time and attention exclusively to the business and affairs of the Company in accordance with his employment agreement; (ii) the willful misappropriation of the funds or property of the Company; (iii) use of alcohol, to the extent that such use interferes with the performance of his obligations under his employment agreement, continuing after written warning, or use of illegal drugs, with or without previous warning; (iv) conviction of, or pleas of guilty or no contest, to a felony or of any crime involving moral turpitude, dishonesty, theft, unethical or unlawful conduct; (v) a material breach of the employment agreement or any other agreement with the Company; (vi) a material failure to comply with the Company’s written policies or rules; or (viii) the commission of any willful or intentional act which could reasonably be expected to injure the reputation, business or business relationships of the Company or which may tend to bring Mr. Wood or the Company into disrepute, or the commission of any act which is a breach of his fiduciary duties to the Company. For terminations under (i), (v) or (vi), the Company must first give Mr. Wood written notice and an opportunity to cure.

Under Mr. Wood’s employment agreement with the Company, “Good Reason” is defined as the occurrence of any of the following: (i) a material change by the Company in Mr. Wood’s authority, duties or responsibilities which would cause his position with the Company to consist of materially less responsibility and importance, including but not limited to the removal of him from his position as Chief Executive Officer, or his removal from the Board of Directors; (ii) the Company otherwise materially breaches Mr. Wood’s employment agreement, so long as: (a) Mr. Wood gives written notice of the Good Reason to the Company no more than ninety days after the initial existence of the Good Reason, (b) the Company is given thirty days to remedy the material change or breach, and (c) Mr. Wood terminates within one hundred and fifty days following the initial existence of any Good Reason.

Gregory A. Slome. Effective April 1, 2009, the Company entered into an employment agreement with Gregory A. Slome. The agreement currently provides for: (i) at-will employment, (ii) an annual base salary of $235,000, (iii) eligibility for a target performance bonus of 35% of Mr. Slome’s base salary based on certain objectives set by the Company and Mr. Slome (subsequently increased to 40%), (iv) a one-time grant of 20,000 shares of common stock of the Company in accordance with the 2001 SIP, which stock vests as follows: (A) 17% vests six months after the effective date of the agreement; (B) 16% vests on the first anniversary of the effective date of the agreement; (C) 33% vests on the second anniversary date of the effective date of the agreement; and (D) the remainder of the shares vest on the third anniversary of the effective date of the agreement, (v) eligibility for the Company’s long-term incentive plan, (vi) eligibility to receive certain employee benefits, including two weeks paid vacation, health, dental, vision, disability and life insurance and to participate in any 401(k) pension or profit sharing plan maintained by the Company, (vii) a monthly automobile allowance of $800, (viii) certain severance detailed below, (ix) reimbursement of Mr. Slome’s relocation expenses and out-of-pocket business expenses, and (x) covenants not to compete, disclose proprietary information or solicit customers or employees.

Mr. Slome’s employment agreement provides that the Company will pay severance equal to six months of Mr. Slome’s salary payable as part of the Company’s standard payroll over a six month period and six months of COBRA premiums after termination of Mr. Slome’s employment in the event (i) the Company terminates his employment for reasons other than death, Disability (as defined in the agreement) or Cause (as defined below), or (ii) Mr. Slome terminates his employment within sixty days after a Change in Control (as defined below) or after a material change in Mr. Slome’s duties that continues uncured after the Company receives twenty days written notice of Mr. Slome’s objection to such material change (“Slome Termination Payment”). The Slome Termination Payment is subject to Mr. Slome’s execution of a general release of claims and his adherence to certain provisions of the employment agreement, including the covenants not to compete during the one year period following termination and not to solicit customers or employees during the two year period following termination. In the event of a breach of the foregoing covenants, and in addition to not being obligated to pay the Slome Termination Payment (or, if paid, the Company is entitled to reimbursement from Mr. Slome for severance and premiums paid), the Company is entitled to injunctive relief, money damages and payment of Company’s costs of enforcement of the employment agreement, including attorney fees and expenses. The obligations for such covenants are extended by the length of time elapsed from the commencement of any breach of such obligations until sixty days after the Company has knowledge of such breach.

Under Mr. Slome’s employment agreement, “Cause” is defined as any of the following: (i) a material breach by Mr. Slome of any provision of his employment agreement, (ii) a good faith finding by the Company of his failure or refusal to perform his assigned duties for the Company; (iii) his commission of fraud, embezzlement or theft, or a crime constituting moral turpitude, in any case, whether or not involving the Company, that in the reasonable good faith judgment of the Company renders his continued employment harmful to the Company, (iv) his misappropriation of Company assets or property, including without limitation obtaining reimbursement through fraudulent vouchers or expense reports, (v) a good faith finding by the Company of a breach of any material provision of the Company’s Code of Business Conduct and Ethics or other policies and procedures (subject to a twenty day cure period), or (vi) his conviction or entry of a plea of guilty or no contest with respect to any felony or other crime that, in the reasonable good faith judgment of the Company, adversely affects the Company or its reputation or business.

Under Mr. Slome’s employment agreement, “Change in Control” is defined as the occurrence of any of the following events: (i) any person becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% of the total voting power represented by the Company’s then outstanding voting securities, (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets to a person, or (iii) the consummation of a merger or consolidation of the Company with any other person subject to certain exceptions where there is no change of voting control.

Gordon B. Madlock. Effective January 5, 2009, the Company entered into an employment agreement with Gordon B. Madlock. The agreement currently provides for: (i) at-will employment, (ii) an annual base salary of $195,000, subject to annual review by the Chief Executive Officer (as of the end of fiscal year 2011, his base salary was $215,000; subsequently, this was increased to $224,000 during fiscal year 2012), (iii) an annual automobile allowance of $9,600, (iv) eligibility for a performance bonus of 40% of Mr. Madlock’s annual salary provided that certain target objectives set by the Chief Executive Officer are attained, (v) eligibility for participation in the Company’s employee benefits plans that are offered to salaried employees including without limitation health insurance coverage, disability, participation in the Company’s 401(k) plan and any applicable incentive programs, (vi) certain severance detailed below, and (vii) covenants not to compete or solicit employees for two years following date of termination or disclose proprietary information.

Mr. Madlock’s employment agreement provides that the Company will pay Mr. Madlock severance in a lump-sum amount equal to twelve weeks salary if the Company terminates his employment for any reason other than “just cause” (as defined below), death or disability, subject to Mr. Madlock’s delivery of a signed release of all claims against the Company arising out of his employment and the return of all property in Mr. Madlock’s possession or control that belongs to the Company. Under Mr. Madlock’s employment agreement, “just cause” means any of the following: (i) the commission of any illegal act, (ii) the commission of any act of dishonesty, fraud, gross negligence, or willful deceit in connection with his employment, (iii) the use of alcohol or drugs to the extent such use adversely affects his ability to perform his duties or adversely affects the business reputation of Mr. Madlock or the Company, (iv) a material and willful failure to perform his assigned duties, (v) the use of illegal drugs or conviction of a crime which is a felony or which involves theft, dishonesty, unethical conduct or moral turpitude, (vi) willful violation of any of the provisions of the Sarbanes-Oxley Act of 2002 that are applicable to him, (vii) willful and material violation of the Company’s written policies, or (viii) willful and material breach of his employment agreement.

Michael W. Osborne. Effective January 5, 2009, the Company entered into an employment agreement with Michael W. Osborne. The agreement currently provides for: (i) at-will employment, (ii) an annual base salary of $225,000, subject to annual review by the Chief Executive Officer, (iii) eligibility for a performance bonus of

40% of Mr. Osborne’s annual salary provided that certain target objectives set by the Chief Executive Officer are attained, (iv) eligibility for participation in the Company’s employee benefit plans that are offered to salaried employees including without limitation health insurance coverage, disability, participation in the Company’s 401(k) plan, and any applicable incentive programs, (v) certain severance detailed below, and (vi) covenants not to compete or solicit employees for two years following date of termination or disclose proprietary information.

Mr. Osborne’s employment agreement provides that the Company will pay Mr. Osborne severance in a lump-sum amount equal to twelve weeks salary if the Company terminates his employment for any reason other than “just cause” (as defined below), death or disability, subject to Mr. Osborne’s delivery of a signed release of all claims against the Company arising out of his employment and the return of all property in Mr. Osborne’s possession or control that belongs to the Company. Under Mr. Osborne’s employment agreement, “just cause” means any of the following: (i) the commission of any illegal act, (ii) the commission of any act of dishonesty, fraud, gross negligence, or willful deceit in connection with his employment, (iii) the use of alcohol or drugs to the extent such use adversely affects his ability to perform his duties or adversely affects the business reputation of Mr. Osborne or the Company, (iv) a material and willful failure to perform his assigned duties, (v) the use of illegal drugs or conviction of a crime which is a felony or which involves theft, dishonesty, unethical conduct or moral turpitude, (vi) willful violation of any of the provisions of the Sarbanes-Oxley Act of 2002 that are applicable to him, (vii) willful and material violation of the Company’s written policies, or (viii) willful and material breach of his employment agreement.

Steven M. Korwin. Effective December 8, 2008, the Company entered into an employment agreement with Steven M. Korwin. The agreement currently provides for: (i) at-will employment, (ii) an annual base salary of $175,000, subject to annual review by the Chief Executive Officer (as of the end of fiscal year 2011, his base salary was $190,000; subsequently increased to $198,000 during fiscal year 2012), (iii) an annual automobile allowance of $9,600, (iv) eligibility for a performance bonus of 35% of Mr. Korwin’s annual salary provided that certain target objectives set by the Chief Executive Officer are attained (50% of which was guaranteed for fiscal 2009), (v) participation in the Company’s relocation benefits package, (vi) eligibility for participation in the Company’s employee benefits plans that are offered to salaried employees including without limitation health insurance coverage, disability, participation in the Company’s 401(k) plan and any applicable incentive programs, (vii) certain severance detailed below, and (viii) covenants not to compete or solicit employees for two years following date of termination or disclose proprietary information.

Mr. Korwin’s employment agreement provides that the Company will pay Mr. Korwin severance in a lump-sum amount equal to nine months salary if the Company terminates his employment for any reason other than “just cause” (as defined below), death or disability, subject to Mr. Korwin’s delivery of a signed release of all claims against the Company arising out of his employment and the return of all property in Mr. Korwin’s possession or control that belongs to the Company. Under Mr. Korwin’s employment agreement, “just cause” means any of the following: (i) the commission of any illegal act, (ii) the commission of any act of dishonesty, fraud, gross negligence, or willful deceit in connection with his employment, (iii) the use of alcohol or drugs to the extent such use adversely affects his ability to perform his duties or adversely affects the business reputation of Mr. Korwin or the Company, (iv) a material and willful failure to perform his assigned duties, (v) the use of illegal drugs or conviction of a crime which is a felony or which involves theft, dishonesty, unethical conduct or moral turpitude, (vi) willful violation of any of the provisions of the Sarbanes-Oxley Act of 2002 that are applicable to him, (vii) willful and material violation of the Company’s written policies, or (viii) willful and material breach of his employment agreement.

Cary B. Wood. Additionally, and as reported pursuant to a Form 8-K filed on August 29, 2011, on August 24, 2011 the Company entered into a new employment agreement with Mr. Wood whereby Mr. Wood will continue to serve as the President and Chief Executive Officer of the Company. Although we are not required to include a description of the new employment agreement in this Proxy Statement, below is a summary of the terms of Mr. Wood’s new employment agreement providing for a three year term commencing on October 31, 2011, being the date of termination of his current employment agreement. Under the terms of the employment agreement, the Company will pay Mr. Wood an annual base salary of $465,000. In addition, Mr. Wood will be eligible to receive an annual bonus to the same extent and on the same terms and is generally provided by the Company from time to time to the Company’s other officers, but commensurate with his position and with annual threshold, target and maximum payment opportunities of not less than 42.5%, 85% and 170% of base salary, respectively. Mr. Wood will be entitled to: (i) employee benefits no less favorable than those generally provided to other executives of the Company, including but not limited to nineteen days paid vacation, health, disability and life insurance, and participation in the Company’s 401(k) plan and (ii) reimbursement for his reasonable out-of-pocket business expenses and for reasonable attorney fees up to $20,000 incurred by him in negotiation of the employment agreement. Mr. Wood will be eligible for awards under the Company’s long-term incentive program to the same extent and on the same terms as those awards are generally provided by the Company from time to time to its other officers, as determined by the Compensation Committee of the Board of Directors, but commensurate with his position with the Company. The compensation payable to Mr. Wood under the employment agreement will be subject to recovery (i.e., clawback) pursuant to policies established by the Board of Directors of the Company and consistent with applicable federal laws.

Upon termination by the Company of Mr. Wood’s employment without Cause (as defined in the employment agreement) or upon termination by Mr. Wood for Good Reason (as defined in the employment agreement), Mr. Wood will be entitled to receive: (i) payment of base salary for eighteen months after such termination (payable monthly), (ii) his performance bonus for the applicable period, subject to pro rata reduction for the applicable portion of the performance period, if his employment is terminated prior to the last day of an annual performance period relating to a performance bonus and at least six months after the first day of the annual performance period, and (iii) payment of premiums for up to eighteen months of COBRA continuation coverage for Mr. Wood and his dependents. The Company’s failure to offer to extend the term of the employment agreement for at least one year on substantially the same terms at least sixty days before the end of the term will be deemed a termination without Cause and Mr. Wood would be entitled to the foregoing payments. The Company’s obligation to make the foregoing payments is subject to Mr. Wood’s execution of a full release of claims related to his employment with the Company and/or his termination or resignation (other than his right to indemnification under the employment agreement for losses in connection with his employment by the Company and/or service as an officer or director of the Company). The Company’s obligation to continue to make payments under (i) and (iii) of this paragraph are subject to Mr. Wood’s assistance with certain claims and compliance with his agreements regarding confidentiality, non-disparagement, non-competition and non-solicitation (described below).

Mr. Wood may voluntarily terminate his employment at any time and for any reason with at least thirty days written notice to the Company (provided that the Company may accelerate the date of termination under such circumstances). Upon such voluntary termination without Good Reason or a termination by the Company of Mr. Wood for Cause, Mr. Wood would only be entitled to receive his base salary through the date of termination. Upon Mr. Wood’s termination or resignation, all rights to unvested stock, options or incentive grants and bonuses will be forfeited except as otherwise provided in the employment agreement or applicable award agreement or plan.

Mr. Wood’s agreement contains standard confidentiality and non-disparagement provisions for the benefit of the Company. Mr. Wood is restricted from competing with the Company or soliciting employees, customers or suppliers during the term of the agreement and for a period of eighteen months thereafter.

Table - Potential Payments upon Termination or Change in Control

The following is a table showing estimated payments and benefits to the Named Executive Officers upon termination or change in control, assuming the event triggering payment occurred on June 30, 2011. Other than as set forth below, all contracts, agreements, plans or arrangements are non-discriminatory in scope, term and operation and are generally available to all salaried employees (including without limitation payments upon death, disability and retirement). Note that the following table is based on the employment agreements currently in effect for each Named Executive Officer and does not reflect Mr. Wood’s new employment agreement, which becomes effective on October 31, 2011.

Named Executive Officer	Termination	Change in Control
Cary B. Wood	(2)	(7)
Salary	$600,000	–
Bonus	510,000	–
Value Realized Upon Vesting of Equity-Based Awards (1)	–	–
COBRA Premium	13,800	–

Total	$1,123,800	–

Gregory A. Slome	(3)	(8)
Salary	$117,500	$117,500
Bonus	–	–
Value Realized Upon Vesting of Equity-Based Awards (1)	–	69,496(9)
COBRA Premium	3,402	2,549

Total	$120,902	$189,545

Gordon B. Madlock	(4)	(10)
Salary	$49,615	–
Bonus	–	–
Value Realized Upon Vesting of Equity-Based Awards (1)	–	–

Total	$49,615	–

Michael W. Osborne	(5)	(11)
Salary	$51,923	–
Bonus	–	–
Value Realized Upon Vesting of Equity-Based Awards (1)	–	–

Total	$51,923	–

Steven M. Korwin	(6)	(12)
Salary	$142,500
Bonus	–	–
Value Realized Upon Vesting of Equity-Based Awards (1)	–	–

Total	$142,500	–

(1)

Under the 2010 LTIP, upon termination of employment (as determined under criteria established by the Compensation Committee, including upon death or disability) or upon a Change in Control, the Compensation Committee may in its discretion waive any remaining restrictions applicable to any of the restricted stock issued to the Named Executive Officers, in which case Messrs. Wood, Slome, Madlock,

Osborne and Korwin could realize value of up to $898,062 for 87,873 shares, $252,955 for 24,751 shares, $185,605 for 18,161 shares, $134,710 for 13,181 shares, and $107,770 for 10,545 shares, respectively, based on a market price of $10.22 per share as of June 30, 2011. With respect to the restricted stock awards made by the Company on June 24, 2010 under the 2010 LTIP, “Change in Control” means: (i) any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than fifty percent of the total fair market value or total voting power of the stock of the Company; (ii) any one person, or more than one person acting as a group, acquires (or has acquired during any twelve month period) ownership of stock of the company possessing thirty percent ore more of the total voting power of the stock of the Company; (iii) a majority of the members of the Board of Directors is replaced during any twelve month period by directors whose appointment is not endorsed by a majority of the members of the Board of Directors before the date of appointment or election; or (iv) any one person, or more than one person acting as a group, acquires (or has acquired during any twelve month period) assets from the Company that have a total gross fair market value equal to or more than forty percent of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions. The Named Executive Officers also hold certain stock options awarded under the 2001 SIP. The 2001 SIP provides for acceleration of vesting of unvested stock options upon a Change in Control (see footnote 9 below); however, all stock options held by the Named Executive Officers are fully vested at the end of fiscal year 2011.

(2)

The potential payments to Mr. Wood are only payable upon termination by the Company without Cause or upon termination by Mr. Wood for Good Reason, as such terms are defined above under the description of Mr. Wood’s employment agreement on page 34. The amount includes: (i) eighteen months of base salary; (ii) one and one-half times the maximum target bonus for which Mr. Wood is eligible; and (iii) approximately $10,344 in payments for COBRA premiums for up to twelve months.

(3)

The potential payments to Mr. Slome are only payable upon termination of employment (i) other than upon death, disability or Cause, as such term is defined above under the description of Mr. Slome’s employment agreement at page 35 or (ii) upon termination of employment by Mr. Slome because of and no later than sixty days after: (a) a Change in Control (as such term is defined above under the description of Mr. Slome’s employment agreement at page 35) or (b) a material change in his title or responsibilities that continues uncured for twenty days after the Company’s receipt from Mr. Slome of written notice of objection to such material change. The amount includes: (i) six months of base salary; and (ii) approximately $2,549 payments for COBRA premiums for up to six months.

(4)

The potential payment to Mr. Madlock is only payable if the Company terminates his employment for any reason other than “just cause” (as such term is defined above under the description of Mr. Madlock’s employment agreement at page 36), death or disability. The amount includes twelve weeks of base salary.

(5)

The potential payment to Mr. Osborne is only payable if the Company terminates his employment for any reason other than “just cause” (as such term is defined above under the description of Mr. Osborne’s employment agreement at page 36), death or disability. This amount includes twelve weeks of base salary.

(6)

The potential payment to Mr. Korwin is only payable if the Company terminates his employment for any reason other than “just cause” (as such term is defined above under the description of Mr. Korwin’s employment agreement at page 37), death or disability. This amount includes nine months of base salary.

(7)

Mr. Wood is not entitled to any payment merely by virtue of a change in control transaction; however, he may be entitled to payments upon a termination in connection with such a transaction (see footnote 2 above).

(8)

The amount is payable in connection with a termination by Mr. Slome within sixty days after a Change in Control (as such term is defined above under the description of Mr. Slome’s employment agreement at page 35).

(9)

6,800 of Mr. Slome’s restricted shares issued under the 2001 SIP may vest and cease to be restricted in connection with a Change in Control (as defined under the 2001 SIP, see below), unless provisions are made in connection with the Change in Control for the continuance of the 2001 SIP and the assumption of or the substitution for the award covering the stock of a successor employer corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices. “Change in Control” under the 2001 SIP means the first to occur of any one of the following events: (i) any “person,” as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act, other than the Company or a subsidiary, or a trustee of an employee benefit plan sponsored solely by the Company or a subsidiary is or becomes, other than by purchase from the Company, the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of shares of common stock or other securities of the Company representing twenty percent or more of the combined voting power of the Company’s then outstanding voting securities, excluding any such beneficial holders as of the effective date of the 2001 SIP, (ii) during any period of two consecutive years, individuals who at the beginning of such period were members of the Board of Directors cease for any reason to constitute at least a majority of the Board of Directors, unless each new director was nominated or elected by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period, or (iii) any other event or series of events which, notwithstanding any provision of the 2001 SIP, is determined by the Board of Directors to constitute a Change in Control of the Company for purposes of the 2001 SIP.

(10)

Mr. Madlock is not entitled to any payment merely by virtue of a change in control transaction; however, he may be entitled to payments upon a termination in connection with such a transaction (see footnote 4 above).

(11)

Mr. Osborne is not entitled to any payment merely by virtue of a change in control transaction; however, he may be entitled to payments upon a termination in connection with such a transaction (see footnote 5 above).

(12)

Mr. Korwin is not entitled to any payment merely by virtue of a change in control transaction; however, he may be entitled to payments upon a termination in connection with such a transaction (see footnote 6 above).

Target Stock Ownership for Management

In fiscal year 2010, the Board of Directors approved target stock ownership guidelines for management, including Named Executive Officers, of 250% of base salary in excess of $100,000, to be attained within five years.

Monitoring Risks Related to Compensation Policies and Practices

Our Compensation Committee and our Board believes that our compensation programs are appropriately designed to attract and retain talent and properly incentivize our employees. We have compared our compensation policies and programs to those of other similar companies in making our determination. Our Compensation Committee and Board are aware that if the programs are not carefully designed, the programs could incentivize executives to take imprudent business risks. Although our programs are generally based on pay-for-performance and provide incentive-based compensation, our programs also include mitigation factors to help ensure that our employees and executives are not incentivized to take risks that could adversely effect our business. We believe that the following features of our compensation program help to mitigate risks:

•	Oversight by the Compensation Committee and the Board and frequent reporting on compensation matters by management to the Compensation Committee and the Board;

•

A large portion of each employee’s compensation is base salary, so we do not believe our employees are dependent on achieving high incentive compensation to satisfy their basic financial needs (see page 27 under “Allocation of Compensation Components” for the percentages that each element of compensation bears to total compensation);

•	Careful consideration of plan targets and final payout amounts with targets focusing on reportable financial metrics;

•	Significant ownership goals by key executives in our common stock;

•

Inclusion of both short-term (such as incentive pay based upon the profitability and financial health of the Company) and long-term goals (such as using restricted stock and vesting over time based upon achieving specific performance goals);

•	Providing for a mixture of both cash and equity-based compensation;

•	The short-term incentive opportunities under the STIP are capped at two times the applicable target;

•

The measures for both the short-term and long-term incentive plans are aligned with achievable operating and strategic plans for the Company, and the payouts at threshold, target and maximum are at reasonable levels such that management is not incentivized to achieve short-term goals that are adverse to the long-term well-being of the Company;

•

The long-term incentive opportunities under the Company’s LTIP are based upon achieving specific measurable performance goals over time (i.e., the participants do not receive the benefit of the awards simply by virtue of employment with the Company);

•	We have adopted a clawback policy in accordance with applicable laws and regulations (see a description under “Clawback Policy,” below).

After review of our various compensation policies and programs, the Company does not believe that its compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company.

Clawback Policy

In connection with any restatement of the Company’s financial statements due to material noncompliance by the Company with any financial reporting requirements under applicable securities laws, it is the policy of the Board of Directors to require forfeiture by current and former executive officers of incentive-based compensation in accordance with applicable laws, rules and regulations.

Further, under the 2010 LTIP, an award of restricted stock or options may be cancelled or suspended under certain circumstances, including: (1) commission of fraud, embezzlement or a felony; (2) disclosure of confidential information or trade secrets; (3) termination for cause; (4) active engagement in a business that competes with the Company, a subsidiary or an affiliate; and (5) engaging in conduct that adversely affects the Company, a subsidiary or an affiliate.

Director Compensation

For fiscal year 2011 through January 1, 2011, total compensation payable to the Independent Directors other than the Chairman was as follows: the annual retainer is $30,000, being $15,000 in cash payable quarterly and $15,000 in an annual stock grant (the “Annual Grant”). Effective January 1, 2011, total compensation payable to the Independent Directors other than the Chairman is as follows: the annual retainer is $35,000, being $17,500 in cash payable quarterly and $17,500 in an Annual Grant. The number of shares of stock granted pursuant to the Annual Grant is determined based on fair market value two (2) days after the later of: (i) the date of the annual shareholder meeting and (ii) the date of the earnings release for the first quarter. The Annual Grants for fiscal year 2011 were granted under the 2001 SIP and are described in the “Director Compensation” table below. The number of shares awarded pursuant to the Annual Grant is limited to 3,000 shares per year. If the value of the 3,000 shares of common stock is less than $17,500, then the remainder will be paid in cash. For example, if the market price of the Company’s common stock on the valuation date was $2.50 per share, 3,000 shares at that value would be equal to $7,500 and the remaining $10,000 would be paid in cash at the time the Annual Grant is made.

Directors serving on Board committees will be paid $800 for each regularly scheduled committee meeting (effective January 1, 2011, this amount is $900), other than the Audit Committee, for which each member will be paid $1,000 for each regularly scheduled meeting (effective January 1, 2011, this amount is $1,100). The higher Audit Committee fees reflect the additional time the committee spends on Company matters. An annual retainer in the amount of $4,000, $3,000 and $3,000 will be paid in quarterly installments to the Chairman of each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, respectively (effective January 1, 2011, the amounts are increased to $10,000, $6,000 and $6,000, respectively).

For fiscal year 2011 through January 1, 2011, Mr. Molfenter’s compensation as Chairman consisted of an annual retainer of $60,000, being $40,000 in cash payable in quarterly installments and $20,000 in an annual stock grant. Effective January 1, 20111, Mr. Molfenter’s compensation as Chairman consists of $65,000, being $43,500 in cash payable in quarterly installments and $21,500 in an annual stock grant. The numbers of shares awarded pursuant to Mr. Molfenter’s annual grant is limited to 4,000 shares per year. If the value of the 4,000 shares is less than $20,000, then the remainder will be paid in cash.

In fiscal year 2011, the Nominating and Corporate Governance Committee engaged Watson Wyatt Worldwide, Inc. as an independent compensation consultant to provide benchmarking for director compensation in fiscal year 2011.

Target Stock Ownership for Directors

In addition to the compensation described above, the directors are required to achieve a Company common stock ownership target, within five years, of a market value of three times the annual board retainer. The target ownership includes shares paid as a portion of the Board retainer.

Director Compensation Table

Members of the Board of Directors of the Company who are not Named Executive Officers received the following compensation during the fiscal year ended June 30, 2011. Mr. Cary B. Wood, the President and Chief Executive Officer of the Company, did not receive compensation in fiscal year 2011 in his capacity as a member of the Board of Directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
James D. Fast	38,950	15,006 (4)	(12)	–	–	–	53,956
Joseph J. Hartnett	43,450	15,006 (5)	–	–	–	–	58,456
David P. Molfenter (1)	42,550	20,008 (6)	(13)	–	–	–	62,558
William I. Noecker	20,350	15,006 (7)	(14)	–	–	–	35,356
Douglas R. Schrank	31,050	15,006 (8)	–	–	–	–	46,056
W. Peter Slusser	33,650	15,006 (9)	(15)	–	–	–	48,656
James R. Swartwout	24,550	15,006 (10)	–	–	–	–	39,556
Lynda Jun-San Yang (2)	19,139	15,006 (11)	–	–	–	–	34,145

(1)	Mr. Molfenter is the Chairman of the Board of Directors.

(2)	Dr. Yang resigned from the Board effective May 15, 2011.

(3)

The amounts shown are the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions made for the valuation of the stock awards are disclosed in note 11 of the Notes to Consolidated Financial Statements included in the Company’s Form 10-K for the fiscal year ended June 30, 2011. The stock awards were granted under the 2001 SIP.

(4)

Mr. Fast received 1,914 shares of common stock of the Company in fiscal year 2011 as compensation for services as a director. The cumulative number of shares of common stock issued to Mr. Fast as compensation in fiscal year 2011 and all prior fiscal years and outstanding as of 2011 fiscal year end is 4,914.

(5)

Mr. Hartnett received 1,914 shares of common stock of the Company in fiscal year 2011 as compensation for services as a director. The cumulative number of shares of common stock issued to Mr. Hartnett as compensation in fiscal year 2011 and all prior fiscal years and outstanding as of 2011 fiscal year end is 4,914.

(6)

Mr. Molfenter received 2,552 shares of common stock of the Company in fiscal year 2011 as compensation for services as a director. The cumulative number of shares of common stock issued to Mr. Molfenter as compensation in fiscal year 2011 and all prior fiscal years and outstanding as of 2011 fiscal year end is 6,552.

(7)

Mr. Noecker received 1,914 shares of common stock of the Company in fiscal year 2011 as compensation for services as a director. The cumulative number of shares of common stock issued to Mr. Noecker as compensation in fiscal year 2011 and all prior fiscal years and outstanding as of 2011 fiscal year end is 4,914.

(8)

Mr. Schrank received 1,914 shares of common stock of the Company in fiscal year 2011 as compensation for services as a director. The cumulative number of shares of common stock issued to Mr. Schrank as compensation in fiscal year 2011 and all prior fiscal years and outstanding as of 2011 fiscal year end is 4,914.

(9)

Mr. Slusser received 1,914 shares of common stock of the Company in fiscal year 2011 as compensation for services as a director. The cumulative number of shares of common stock issued to Mr. Slusser as compensation in fiscal year 2011 and all prior fiscal years and outstanding as of 2011 fiscal year end is 4,914.

(10)

Mr. Swartwout received 1,914 shares of common stock of the Company in fiscal year 2011 as compensation for services as a director. The cumulative number of shares of common stock issued to Mr. Swartwout as compensation in fiscal year 2011 and all prior fiscal years and outstanding as of 2011 fiscal year end is 4,914.

(11)

Dr. Yang received 1,914 shares of common stock of the Company in fiscal year 2011 as compensation for services as a director. The cumulative number of shares of common stock issued to Dr. Yang as compensation in fiscal year 2011 and all prior fiscal years is 4,914, none of which is outstanding as of 2011 fiscal year end.

(12)	Mr. Fast holds an option to purchase 6,729 shares, which represents the aggregate number of shares option awards held by him at fiscal 2011 year end.

(13)	Mr. Molfenter holds an option to purchase 6,729 shares, which represents the aggregate number of option awards held by him at fiscal 2011 year end.

(14)	Mr. Noecker holds an option to purchase 6,729 shares, which represents the aggregate number of option awards held by him at fiscal 2011 year end.

(15)	Mr. Slusser holds an option to purchase 6,729 shares, which represents the aggregate number of option awards held by him at fiscal 2011 year end.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis section of this Proxy Statement (the “CD&A”) for the fiscal year ended June 30, 2011, which appears above. Based on the review and discussions referred to in the preceding sentence, the Compensation Committee recommended to the Board of Directors that the CD&A be included in this Proxy Statement and be incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2011.

The Compensation Committee

James D. Fast, Chairman

Joseph J. Hartnett

W. Peter Slusser

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements for the fiscal year ended June 30, 2011 with management and with the Company’s independent registered public accountants, BDO USA. Management is responsible for the Company’s internal controls and the financial reporting process. The independent registered public accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).

The Audit Committee has discussed with BDO USA the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, relating to the conduct of the audit. The Audit Committee has received the written disclosures from BDO USA required by Rule 3526 of the Public Company Accounting Oversight Board (Independence Discussion with Audit Committees), including the letter from BDO USA required by the Public Company Accounting Oversight Board regarding BDO USA’s communications with the Audit Committee, discussed with BDO USA their independence, and considered the compatibility of non-audit services provided by BDO USA with their independence.

Based on the review and discussion described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the fiscal year ended June 30, 2011 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2011 for filing with the SEC.

Joseph J. Hartnett, Chairman

William I. Noecker

Douglas R. Schrank

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of the forms furnished to the Company, and/or written representations from certain reporting persons, the Company believes that all filing requirements applicable to its officers and directors were met during the fiscal year ended June 30, 2011. SEC rules promulgated under the Exchange Act require the Company to disclose all known delinquent Section 16(a) filings by its officers, directors and greater than 10% shareholders.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Certain Relationships

Mr. Cary B. Wood, President and Chief Executive Officer of the Company, currently serves as a member of the Board of Directors of Cybernet Systems Corporation, a Delaware corporation (“Cybernet”). The Company receives the director’s fee, if any, for the Cybernet Board meetings attended. The Company owns approximately 12% of Cybernet’s outstanding common stock as of June 30, 2011.

Transactions with Related Persons

During fiscal year 2011, the Company was not a participant in any transaction in which any related person had or will have a direct or indirect material interest (nor is the Company a participant in any such transaction that is currently proposed).

Review and Approval of Related Person Transactions

The Company reviews all relationships and transactions in which the Company and the directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in the Company’s proxy statement. In addition, the Nominating and Corporate Governance Committee reviews and approves or ratifies any related person transaction that is required to be disclosed. Any member of the Nominating and Corporate Governance Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction, provided, however, that such director may be counted in determining the presence of a quorum at a meeting of the committee that considers the transaction. Any review of such relationships and transactions is conducted in accordance with the Company’s Code of Business Conduct and Ethics, the Corporate Governance Guidelines, and the Charter of the Nominating and Corporate Governance Committee, as applicable.

SHAREHOLDER PROPOSALS – 2012 MEETING

Shareholder nominations of persons for election to the Board of Directors and any other shareholder proposal to be included in the Proxy Statement and the Proxy for the 2012 Annual Meeting of Shareholders of the Company must be received by the Company not later than May 26, 2012, at its principal executive offices, 425 N. Martingale Road, Suite 2050, Schaumburg, Illinois 60173-2213, Attention: Corporate Secretary. Shareholder proposals to be presented at the 2012 Annual Meeting that will not be included in the Company’s Proxy Statement because they were not received prior to the above date must be received by the Company at this address no later than June 28, 2012. The Company will not consider shareholder proposals for the 2012 Meeting that are received prior to February 29, 2012 and that are not otherwise in compliance with the requirements of Article I, Section 10 of the Code of Regulations or, as applicable, Rule 14a-8 under the Exchange Act.

By Order of the Board of Directors

Joseph S. Lerczak
September 23, 2011	Secretary

401K

Annual Meeting of Shareholders

October 26, 2011, 10:00 a.m. local time

425 Executive Conference Center

425 North Martingale Road

Schaumburg, Illinois 60173-2213

Notice of Internet Availability

of Proxy Materials

Important notice regarding the availability

of proxy materials for the annual meeting

of shareholders. The Notice of Annual

Meeting of Shareholders, Proxy Statement

and Annual Report are available at

www.sparton.com.

You can vote in one of three ways:

1) By Internet, 2) By Phone, 3) By Mail.

See the reverse side of this sheet for instructions.

IF YOU ARE NOT VOTING BY INTERNET OR BY

TELEPHONE, COMPLETE THE PROXY CARD,

SIGN, DATE, DETACH AND

RETURN IN THE ENCLOSED ENVELOPE TO:

IST Shareholder Services

209 West Jackson Boulevard, Suite 903

Chicago, Illinois 60606

DETACH PROXY CARD HERE	(continued on reverse side)

VOTER CONTROL NUMBER

TO VOTE BY INTERNET

Your Internet vote is quick, confidential and your vote is immediately submitted. Just follow these easy steps:

1. Read the accompanying Proxy materials.

2. Visit our Internet voting site at proxy.ilstk.com, click on “I am a Shareholder,” select the “Internet Voting” tab, enter your Voter Control Number and the last four digits of your Tax Identification Number that is associated with the account you are voting in the designated fields. Your Voter Control Number is shown above.

Please note that all votes cast by Internet must be completed and submitted prior to Monday, October 24, 2011 at 11:59 p.m. Central Time.

Your Internet vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card.

This is a “secured” web page site. Your software and/or Internet provider must be “enabled” to access this site. Please call your software or Internet provider for further information if needed.

If You Vote By INTERNET, You Do Not Need To Return Your Proxy Card By Mail
TO VOTE BY TELEPHONE

Your telephone vote is quick, confidential and immediate. Just follow these easy steps:

1. Read the accompanying Proxy materials.

2. Using a Touch-Tone telephone, call Toll Free 1-800-555-8140 and follow the instructions.

3. When asked for your Voter Control Number, enter the number printed above.

4. You will also be asked to enter the last four digits of your Tax Identification Number that is associated with the account you are now voting.

Please note that all votes cast by telephone must be completed and submitted prior to Monday, October 24, 2011 at 11:59 p.m. Central Time.

Your telephone vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card.

If You Vote By TELEPHONE, You Do Not Return Need To Your Proxy Card By Mail
TO VOTE BY MAIL

To vote by mail, complete the proxy card, sign and date on the reverse side, detach and return the card in the envelope provided.

	SPARTON CORPORATION REVOCABLE PROXY	401K

SPARTON CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF SPARTON CORPORATION Cary B. Wood, Gregory A. Slome and Joseph S. Lerczak, and each of them, are hereby appointed proxies of the undersigned with full power of substitution, to represent the undersigned at the Annual Meeting of the Shareholders of SPARTON CORPORATION on October 26, 2011, at 10:00 a.m., local time, and at any and all adjournments thereof, and to vote thereat as designated on this Proxy, all the shares of said Corporation which the undersigned would be entitled to vote if personally present.

The Board of Directors recommends a vote “FOR” the election of Directors, “FOR” Items 2 and 3 and for every 1 year on Item 4:

1. To elect six directors each for a term of one year as set forth in the Proxy Statement.

01 James D. Fast 02 Joseph J. Hartnett 03 David P. Molfenter 04 Douglas R. Schrank 05 James R. Swartwout 06 Cary B. Wood	☐ FOR ☐ FOR ☐ FOR ☐ FOR ☐ FOR ☐ FOR	☐ AGAINST ☐ AGAINST ☐ AGAINST ☐ AGAINST ☐ AGAINST ☐ AGAINST	☐ ABSTAIN ☐ ABSTAIN ☐ ABSTAIN ☐ ABSTAIN ☐ ABSTAIN ☐ ABSTAIN

IMPORTANT THE PROMPT RETURN OF PROXIES WILL SAVE THE CORPORATION THE EXPENSE OF FURTHER REQUESTS FOR PROXIES.	2. Ratification of the appointment of BDO USA, LLP as independent registered public accountants for the Corporation for the fiscal year ending June 30, 2012.
☐ FOR ☐ AGAINST ☐ ABSTAIN
3. To approve the Named Executive Officer compensation by an advisory vote.
☐ FOR ☐ AGAINST ☐ ABSTAIN
4. To approve the frequency of holding an advisory vote on compensation of Named Executive Officers by an advisory vote.
☐ EVERY 1 YEAR ☐ EVERY 2 YEARS ☐ EVERY 3 YEARS ☐ ABSTAIN

To transact such other business as may properly come before the meeting or at any adjournments thereof. Only holders of common stock of record at the close of business on September 22, 2011 are entitled to notice of and to vote at the meeting.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or at any adjournments thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder and as described in the Proxy Statement. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF EACH OF THE LISTED DIRECTOR NOMINEES FOR TERMS EXPIRING IN 2012, “FOR” THE RATIFICATION OF THE APPOINTMENT OF BDO USA LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE CORPORATION, “FOR” THE APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION BY ADVISORY VOTE, FOR HOLDING AN ADVISORY VOTE ON THE FREQUENCY OF THE APPROVAL ON COMPENSATION OF NAMED EXECUTIVE OFFICERS BY AN ADVISORY VOTE EVERY 1 YEAR, AND ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

SIGNATURE	DATE	SIGNATURE	DATE

Please sign your name as it appears above. If executed by a corporation, a duly authorized officer should sign. Executors, administrators, attorneys, guardians and trustees should so indicate when signing.                                DETACH PROXY CARD HERE

ATTENTION SHAREHOLDERS

INTERNET VOTING

You can now submit your Proxy via the Internet and have your vote recorded.

•	Why use the Internet

– Internet Voting is timelier.

– It saves the Company the ever-rising costs of business reply postage.

– You can change your vote by re-voting at any time.

– It is simple and easy to use.

•	Instructions for Internet Voting can be found on the reverse side.

•	The Internet Voting Website is: proxy.ilstk.com

401K

Annual Meeting of Shareholders

October 26, 2011, 10:00 a.m. local time

425 Executive Conference Center

425 North Martingale Road

Schaumburg, Illinois 60173-2213

Notice of Internet Availability

of Proxy Materials

Important notice regarding the availability

of proxy materials for the annual meeting

of shareholders. The Notice of Annual

Meeting of Shareholders, Proxy Statement

and Annual Report are available at

www.sparton.com.

You can vote in one of three ways:

1) By Internet, 2) By Phone, 3) By Mail.

See the reverse side of this sheet for instructions.

IF YOU ARE NOT VOTING BY INTERNET OR BY TELEPHONE, COMPLETE THE PROXY CARD,

SIGN, DATE, DETACH AND

RETURN IN THE ENCLOSED ENVELOPE TO:

IST Shareholder Services

209 West Jackson Boulevard, Suite 903

Chicago, Illinois 60606

DETACH PROXY CARD HERE	(continued on reverse side)

VOTER CONTROL NUMBER

TO VOTE BY INTERNET

Your Internet vote is quick, confidential and your vote is immediately submitted. Just follow these easy steps:

1. Read the accompanying Proxy materials.

2. Visit our Internet voting site at proxy.ilstk.com, click on “I am a Shareholder,” select the “Internet Voting” tab, enter your Voter Control Number and the last four digits of your Tax Identification Number that is associated with the account you are voting in the designated fields. Your Voter Control Number is shown above.

Please note that all votes cast by Internet must be completed and submitted prior to Monday, October 24, 2011 at 11:59 p.m. Central Time.

Your Internet vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card.

This is a “secured” web page site. Your software and/or Internet provider must be “enabled” to access this site. Please call your software or Internet provider for further information if needed.

If You Vote By INTERNET,You Do Not Need To Return Your Proxy Card By Mail
TO VOTE BY TELEPHONE

Your telephone vote is quick, confidential and immediate. Just follow these easy steps:

1. Read the accompanying Proxy material.

2. Using a Touch-Tone telephone, call Toll Free 1-800-555-8140 and follow the instructions.

3. When asked for your Voter Control Number, enter the number printed above.

4. You will also be asked to enter the last four digits of your Tax Identification Number that is associated with the account you are now voting.

Please note that all votes cast by telephone must be completed and submitted prior to Monday, October 24, 2011 at 11:59 p.m. Central Time.

Your telephone vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card.

If You Vote By TELEPHONE, You Do Not Return Need To Your Proxy Card By Mail
TO VOTE BY MAIL

To vote by mail, complete the proxy card, sign and date on the reverse side, detach and return the card in the envelope provided.

	SPARTON CORPORATION REVOCABLE PROXY	401K

SPARTON CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF SPARTON CORPORATION Cary B. Wood, Gregory A. Slome and Joseph S. Lerczak, and each of them, are hereby appointed proxies of the undersigned with full power of substitution, to represent the undersigned at the Annual Meeting of the Shareholders of SPARTON CORPORATION on October 26, 2011, at 10:00 a.m., local time, and at any and all adjournments thereof, and to vote thereat as designated on this Proxy, all the shares of said Corporation which the undersigned would be entitled to vote if personally present.

The Board of Directors recommends a vote “FOR” the election of Directors, “FOR” Items 2 and 3 and for every 1 year on Item 4:

1. To elect six directors each for a term of one year as set forth in the Proxy Statement.

01 James D. Fast 02 Joseph J. Hartnett 03 David P. Molfenter 04 Douglas R. Schrank 05 James R. Swartwout 06 Cary B. Wood	☐ FOR ☐ FOR ☐ FOR ☐ FOR ☐ FOR ☐ FOR	☐ AGAINST ☐ AGAINST ☐ AGAINST ☐ AGAINST ☐ AGAINST ☐ AGAINST	☐ ABSTAIN ☐ ABSTAIN ☐ ABSTAIN ☐ ABSTAIN ☐ ABSTAIN ☐ ABSTAIN

IMPORTANT THE PROMPT RETURN OF PROXIES WILL SAVE THE CORPORATION THE EXPENSE OF FURTHER REQUESTS FOR PROXIES.	2. Ratification of the appointment of BDO USA, LLP as independent registered public accountants for the Corporation for the fiscal year ending June 30, 2012.
☐ FOR ☐ AGAINST ☐ ABSTAIN
3. To approve the Named Executive Officer compensation by an advisory vote.
☐ FOR ☐ AGAINST ☐ ABSTAIN
4. To approve the frequency of holding an advisory vote on compensation of Named Executive Officers by an advisory vote.
☐ EVERY 1 YEAR ☐ EVERY 2 YEARS ☐ EVERY 3 YEARS ☐ ABSTAIN

To transact such other business as may properly come before the meeting or at any adjournments thereof. Only holders of common stock of record at the close of business on September 22, 2011 are entitled to notice of and to vote at the meeting.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or at any adjournments thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder and as described in the Proxy Statement. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF EACH OF THE LISTED DIRECTOR NOMINEES FOR TERMS EXPIRING IN 2012, “FOR” THE RATIFICATION OF THE APPOINTMENT OF BDO USA LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE CORPORATION, “FOR” THE APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION BY ADVISORY VOTE, FOR HOLDING AN ADVISORY VOTE ON THE FREQUENCY OF THE APPROVAL ON COMPENSATION OF NAMED EXECUTIVE OFFICERS BY AN ADVISORY VOTE EVERY 1 YEAR, AND ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

SIGNATURE	DATE	SIGNATURE	DATE

Please sign your name as it appears above. If executed by a corporation, a duly authorized officer should sign. Executors, administrators, attorneys, guardians and trustees should so indicate when signing.                                DETACH PROXY CARD HERE

ATTENTION SHAREHOLDERS

INTERNET VOTING

You can now submit your Proxy via the Internet and have your vote recorded.

•	Why use the Internet

– Internet Voting is timelier.

– It saves the Company the ever-rising costs of business reply postage.

– You can change your vote by re-voting at any time.

– It is simple and easy to use.

•	Instructions for Internet Voting can be found on the reverse side.

•	The Internet Voting Website is: proxy.iltsk.com